UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

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Jackson Hewitt Tax Service Inc.

(Name of Registrant as Specified in Its Charter)

N/A

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August 14, 2008

Dear Fellow Stockholder:

You are cordially invited to attend the 2008 Annual Meeting of Stockholders of Jackson Hewitt Tax Service Inc. (the “Company”), which will be held at the Hanover Marriott located at 1401 Route 10 East, Whippany, NJ 07981, on Tuesday, September 23, 2008 at 10:00 a.m., local time. We look forward to greeting as many of our stockholders as possible.

With this letter, we have enclosed our 2008 Annual Report, the Notice of Annual Meeting of Stockholders, the Proxy Statement and Proxy Card. These materials describe the business to be conducted at the Annual Meeting and provide other information concerning the Company of which you should be aware when you vote your shares.

Admission to the Annual Meeting will be by ticket only. If you are a registered stockholder planning to attend the meeting, please check the appropriate box on the proxy card and retain the top portion of the card as your admission ticket. If your shares are held through an intermediary, such as a bank or broker, please follow the instructions under the About the Annual Meeting section of the Proxy Statement to obtain a ticket.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. As a stockholder of record, you can vote your shares by signing and dating the enclosed proxy card and returning it by mail in the enclosed envelope. If you decide to attend the Annual Meeting and vote in person, you may then revoke your proxy.

On behalf of the Board of Directors and the employees of Jackson Hewitt Tax Service Inc., I would like to express my appreciation for your continued interest in the affairs of the Company.

Sincerely,

Michael C. Yerington President and Chief Executive Officer

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS

to be held on September 23, 2008

NOTICE IS HEREBY GIVEN that the 2008 Annual Meeting of Stockholders of Jackson Hewitt Tax Service Inc. (the “Company”) will be held at the Hanover Marriott located at 1401 Route 10 East, Whippany, NJ 07981 on Tuesday, September 23, 2008 at 10:00 a.m., local time. The meeting will be held to consider and vote upon the following matters:

1. To elect two directors (the nominees are Ulysses L. Bridgeman, Jr. and Rodman L. Drake) for a three-year term to serve as Class I directors until the 2011 Annual Meeting of Stockholders and until their successors are duly elected and qualified;

2. To approve the amendment to the Company’s Amended and Restated Certificate of Incorporation to eliminate the classification of the Board of Directors beginning with the 2009 annual meeting;

3. An advisory (non-binding) vote on executive compensation;

4. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending April 30, 2009; and

5. To transact any other business as may properly come before the meeting or any adjournment, postponement or other delay thereof.

The Board of Directors has fixed the close of business on August 5, 2008 as the record date for the meeting. Only stockholders of record at that time are entitled to notice of, and to vote at, the meeting and any adjournment, postponement or other delay thereof.

By Order of the Board of Directors
STEVEN L. BARNETT
Corporate Secretary

Dated: August 14, 2008

Important Notice Regarding the Availability of

Proxy Materials for the Stockholder Meeting

To Be Held on September 23, 2008

The proxy statement and annual report to security holders are available at www.jacksonhewitt.com/proxymaterials

JACKSON HEWITT TAX SERVICE INC.

PROXY STATEMENT

Annual Meeting of Stockholders to

be held on Tuesday, September 23, 2008

ABOUT THE ANNUAL MEETING

Who is soliciting my vote?

The Board of Directors (the “Board of Directors” or the “Board”) of Jackson Hewitt Tax Service Inc., a Delaware corporation (the “Company”), is soliciting your vote at the 2008 Annual Meeting of Stockholders, and any adjournment, postponement or other delay thereof (the “Meeting”), to be held on the date, at the time and place, and for the purposes set forth in the foregoing notice. This Proxy Statement, the accompanying notice and the enclosed proxy card are first being mailed to stockholders on or about August 14, 2008.

What will I be voting on?

You are voting on the following business at the Meeting:

•

The election of two directors (the nominees are Ulysses L. Bridgeman, Jr. and Rodman L. Drake) to serve as Class I directors for a three-year term until the 2011 Annual Meeting of Stockholders and until their successors are duly elected and qualified;

•	To approve the amendment to the Company’s Amended and Restated Certificate of Incorporation to eliminate the classification of the Board of Directors beginning with the 2009 annual meeting;

•	An advisory (non-binding) vote on executive compensation; and

•	The ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending April 30, 2009.

We will also consider any other business that properly comes before the Meeting. See “Could other matters be decided at the Meeting?” below.

How many votes do I have?

You will have one vote for every share of the Company’s common stock, par value $0.01 per share (the “Common Stock”), you owned at the close of business on August 5, 2008 (the “Record Date”).

How many votes can be cast by all stockholders?

28,663,348, consisting of one vote for each of the Company’s shares of Common Stock that were outstanding on the Record Date (net of shares held in treasury). There is no cumulative voting, and the holders of the Common Stock vote together as a single class.

How many votes must be present to hold the Meeting?

One-third of the outstanding shares of Common Stock entitled to vote at the Meeting as of the Record Date, or 9,554,450 votes, must be present, in person or by proxy, to constitute a quorum at the Meeting. Stockholders of record who are present at the Meeting, in person or by proxy, and who abstain from voting, including brokers holding customers’ shares of record who cause abstentions to be recorded at the Meeting, will be included in the number of stockholders present at the Meeting for purposes of determining whether a quorum is present. Shares represented by broker non-votes will be counted in determining whether there is a quorum. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

How many votes are required to elect directors and adopt the other proposals?

Each share of Common Stock outstanding at the close of business on the record date is entitled to one vote on each of the director nominees and one vote on each other matter. To be elected, directors must receive a majority of the votes cast (the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). Shares voting “abstain” and broker non-votes, if any, will have no effect on the election of directors. Approval of the proposal to amend the Company’s Amended and Restated Certificate of Incorporation to declassify the Board requires the affirmative vote of 60% of the Company’s outstanding shares. Approval of the proposals relating to the advisory (non-binding) vote on executive compensation and the ratification of the appointment of the Company’s independent registered public accounting firm require the affirmative vote of the majority of the shares of Common Stock present or represented by proxy at the Meeting and entitled to vote on the subject matter. For the proposals relating to the amendment to the Company’s Amended and Restated Certificate of Incorporation, the advisory (non-binding) vote on executive compensation and the ratification of the appointment of the Company’s independent registered public accounting firm, shares voting “abstain” have the same effect as a vote against the proposal and broker non-votes, if any, have no effect.

How do I vote?

You can vote by valid proxy received by mail. If voting by proxy, you should:

•	indicate your instructions on the proxy;

•	date and sign the proxy;

•	mail the proxy promptly in the enclosed envelope; and

•	allow sufficient time for the proxy to be received before the date of the Meeting.

Can I change my vote?

Yes. A proxy may be revoked at any time prior to the voting at the Meeting by submitting a later dated proxy, by giving timely written notice of such revocation to the Corporate Secretary of the Company at Jackson Hewitt Tax Service Inc., 3 Sylvan Way, Parsippany, New Jersey 07054, or by attending the Meeting and voting by ballot in person. However, if you hold shares in “street name,” you may not vote these shares in person at the Meeting unless you bring with you a legal proxy from the stockholder of record.

What if I do not vote for some of the matters listed on my proxy card?

Shares of Common Stock represented by proxies received by the Company through the return of the enclosed proxy card, where the stockholder has specified his or her choice with respect to the proposals described in this Proxy Statement (including the election of directors), will be voted in accordance with the specification(s) so made.

If your proxy is properly executed but does not contain voting instructions, your shares will be voted:

•	“FOR” the election of all nominees for the Board of Directors;

•	“FOR” the amendment to the Company’s Amended and Restated Certificate of Incorporation to eliminate the classification of the Company’s Board of Directors beginning with the 2009 annual meeting;

•	“FOR” the advisory (non-binding) vote on executive compensation; and

•	“FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending April 30, 2009.

Could other matters be decided at the Meeting?

The Board of Directors does not intend to bring any matter before the Meeting other than those set forth above, and the Board is not aware of any matters that anyone else proposes to present for action at the Meeting. However, if any other matters properly come before the Meeting, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment.

Do I need a ticket to attend the Meeting?

Yes. Attendance at the Meeting will be limited to stockholders as of the Record Date, their authorized representatives and guests of the Company. Admission will be by ticket only. For registered stockholders, the top portion of the proxy card enclosed with the Proxy Statement is the admission ticket to the Meeting. Beneficial owners with shares held through an intermediary, such as a bank or broker, should request tickets in writing from Investor Relations at Jackson Hewitt Tax Service Inc., 3 Sylvan Way, Parsippany, NJ 07054, and include proof of ownership, such as a bank or brokerage firm account statement or letter from the broker, trustee, bank or nominee holding their stock, confirming beneficial ownership. Stockholders who do not obtain tickets in advance may obtain them at the Meeting at the registration desk upon verifying their stock ownership as of the Record Date. In accordance with the Company’s security procedures, all persons attending the Meeting must present picture identification along with their admission ticket or proof of beneficial ownership in order to gain admission. Admission to the Meeting will be expedited if tickets are obtained in advance. Tickets may be issued to others at the discretion of the Company. Directions to the Meeting can be obtained by contacting Investor Relations at (973) 630-0821.

Has the Company’s Board of Directors made a recommendation regarding the matters to be acted upon at the Meeting?

The Company’s Board of Directors recommends that you vote “FOR” election of its two nominees for director, “FOR” the advisory (non-binding) vote on executive compensation, “FOR” the amendment to the Company’s Amended and Restated Certificate of Incorporation to eliminate the classification of the Board of Directors beginning with the 2009 annual meeting and “FOR” the ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending April 30, 2009.

How can I access the Company’s proxy materials and annual report electronically?

A copy of the Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission (“SEC”) for its latest fiscal year has been delivered with the proxy materials that have been mailed to you and is also available without charge at www.jacksonhewitt.com/proxymaterials or upon written request to Jackson Hewitt Tax Service Inc., 3 Sylvan Way, Parsippany, New Jersey 07054, Attention: Investor Relations.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED, AND THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROXY STATEMENT.

Who do I contact for help?

If you have any questions or need assistance in voting your shares, please contact the Company as follows:

Jackson Hewitt Tax Service Inc.

Attention: Investor Relations

3 Sylvan Way

Parsippany, NJ 07054

(973) 630-0821

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

General

The Board of Directors presently consists of six members. Directors serve in three classes with staggered three-year terms and until their successors are duly elected and qualified. On October 9, 2007, in connection with his departure from the Company, Michael D. Lister, the Company’s former Chairman and Chief Executive Officer, resigned as a director. In order to fill the vacancy created by Mr. Lister’s departure, the Board of Directors elected Michael C. Yerington as a Class III director to serve until the 2010 Annual Meeting of Stockholders or until his successor is elected and duly qualified or until his earlier resignation or removal. Additionally, on October 9, 2007, the Board of Directors named Margaret Milner Richardson to serve as non-executive Chair of the Board. The name and age of each Director, his or her position with the Company and the class and year in which such Director’s term expires are set forth below:

Name	Age	Position(s)	Class and Term Expires at the Annual Meeting Held in the Year
Margaret Milner Richardson	65	Chair of the Board	Class III, 2010
Ulysses L. Bridgeman, Jr.	54	Director	Class I, 2008
Rodman L. Drake	65	Director	Class I, 2008
Louis P. Salvatore	61	Director	Class II, 2009
James C. Spira	65	Director	Class II, 2009
Michael C. Yerington	59	Director, President and Chief Executive Officer	Class III, 2010

Biographical Information for the Nominees and Continuing Directors

At the Meeting, the stockholders will vote on the election of Messrs. Bridgeman and Drake to serve as directors for a three-year term ending at the 2011 Annual Meeting of Stockholders and until their successors are duly elected and qualified. Certain additional information regarding the foregoing nominees, and each other continuing members of the Board of Directors, is set forth below.

Margaret Milner Richardson has served as the non-executive Chair of the Board since October 2007 and as a Director since June 2004. Since June 2003, Ms. Richardson has been engaged in private consulting and investment activities. From 1997 to 2003, Ms. Richardson was a partner at Ernst & Young LLP, where she was the National Director of IRS Practice and Procedure and an advisor to the Foreign Investment Advisory Council in Russia. From 1993 to 1997, Ms. Richardson served as the Commissioner of Internal Revenue. From 1977 to 1993, Ms. Richardson practiced tax law with Sutherland, Asbill and Brennan in Washington, D.C. Ms. Richardson was a member of the Internal Revenue Service Commissioner’s Advisory Group from 1988 to 1990 and chaired the group in 1990. Ms. Richardson serves on the board of directors of Legg Mason, Inc., which files reports pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”).

Ulysses L. Bridgeman, Jr. has served as our Director since June 2004. Since May 1988, Mr. Bridgeman has been the owner and president of Bridgeman Foods, Inc. in Louisville, Kentucky, which owns and operates 162 Wendy’s Old Fashioned Hamburger Restaurants in five states. Mr. Bridgeman serves on the board of directors of Fifth Third Bank, which files reports pursuant to the Exchange Act.

Rodman L. Drake has served as our Director since June 2004. Since January 2002, Mr. Drake has been a managing director of Baringo Capital LLC, a private equity group he co-founded. From November 1997 to January 2002, Mr. Drake was president of Continuation Investments Group Inc., a private equity firm. Mr. Drake was a co-founder of KMR Power Corporation, a developer of independent power projects in Latin America and served as its co-chairman from 1994 to 1997. From 1991 to 1994, Mr. Drake was president of The Mandrake Group, a consulting company focused on strategy and organizational design. From 1969 to 1991, Mr. Drake was employed by Cresap, McCormick & Paget, an international management and strategy consulting firm, where he was managing director and chief executive officer from 1980 to 1990. Mr. Drake is chairman of the board of directors of Hyperion Total Return Fund, Inc. and Hyperion Strategic Mortgage Income Fund, Inc., and a director of The Student Loan Corporation, Celgene Corporation, Crystal River Capital, Inc. and Apex Silver Inc., each of which files reports pursuant to the Exchange Act. Mr. Drake also serves on the board of directors of several private companies.

Louis P. Salvatore has served as our Director since June 2004. Since September 2002, Mr. Salvatore has been the representative of one of the four board members of Arthur Andersen LLP. From September 1992 to August 2002, Mr. Salvatore was the managing partner of Arthur Andersen’s metropolitan New York offices, and from January 1998 to August 2002, he was the Northeast Region managing partner. From 1989 to January 2001, Mr. Salvatore was a member of the Andersen Worldwide S.C. Board of Partners and, from August 2000 to January 2001, he was Interim Managing Partner—Chief Executive Officer of Andersen Worldwide. Mr. Salvatore has worked for Arthur Andersen LLP for over 35 years. Mr. Salvatore is a director and chairman of the audit committees of Hyperion Brookfield Strategic Mortgage Income Fund, Inc., Hyperion Brookfield Total Return Fund, Inc. and Crystal River Capital, Inc., each of which files reports pursuant to the Exchange Act. Mr. Salvatore also serves on the boards of directors of several private companies.

James C. Spira has served as our Director since June 2004. Since October 2003, Mr. Spira has been chairman of Brulant, Inc., an information technology consulting firm, and since June 2008, Mr. Spira has been chairman of enlight Advisors, a management consulting firm. From August 2003 to September 2003, Mr. Spira pursued personal interests. From July 2000 to July 2003, Mr. Spira was president and chief operating officer of American Greetings Corporation, a creator, manufacturer and distributor of social expression products. From May 1999 to July 2000, Mr. Spira was chairman of AmericanGreetings.com. From July 1995 to May 1999, Mr. Spira was a managing partner of Diamond Cluster International, Inc., a global management consulting firm. Mr. Spira serves on the board of directors of Ciber Inc., which files reports pursuant to the Exchange Act. Mr. Spira also serves on the board of directors of several private companies.

Michael C. Yerington has served as our President and Chief Executive Officer since October 2007. From May 2007 to October 2007, Mr. Yerington served as our President and Chief Operating Officer. From July 2006 to April 2007, Mr. Yerington served as our Executive Vice President and Chief Operating Officer. From August 2005 to June 2006, Mr. Yerington pursued personal interests. From June 2003 to July 2005, Mr. Yerington was President of Global Business Development of Western Union Financial Services, Inc., a money transfer services company. From January 2001 to June 2003, Mr. Yerington served as President of Western Union N.A. During this period of employment with Western Union, Mr. Yerington also held the position of Senior Vice President with Western Union’s parent company, First Data Corp., a global provider of electronic commerce and payment solutions for businesses and consumers.

Functions and Meetings of the Board of Directors

Statement on Corporate Governance

Overview. The Board of Directors has implemented corporate governance measures to substantiate the Board of Directors’ capacity to oversee the Company and to serve the long-term interests of all stockholders. The Company’s corporate governance guidelines, committee charters, codes of conduct and other documents setting forth the Company’s corporate governance practices can be accessed in the “Investor Relations—Corporate Governance” section of the Company’s website at www.jacksonhewitt.com or by writing to the Company at Jackson Hewitt Tax Service Inc., 3 Sylvan Way, Parsippany, New Jersey 07054, Attention: Investor Relations. The Board of Directors and each of the Committees of the Board of Directors periodically review and assess the adequacy of the Company’s overall corporate governance, corporate governance guidelines, committee charters and codes of conduct.

Director Independence. At least two-thirds of the Board will be comprised of directors who meet the criteria for independence required by the New York Stock Exchange (“NYSE”), provided, that less than two-thirds of the directors may be independent if such short-fall is the result of the death, resignation or retirement of an independent director (“Short-fall Period”). During any Short-fall Period, all future nominees to the Board, other than incumbent directors, will be independent. Under the NYSE standards, a Director is considered independent only if the Board of Directors “affirmatively determines that the director has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company).” In July 2008, the Board undertook its annual review of director independence pursuant to NYSE Rule 303A.02(a). As a result of this review, the Board affirmatively determined that all of the non-employee Directors are independent under the NYSE standards. Mr. Yerington, who is the President and Chief Executive Officer of the Company, was not deemed independent.

Presiding Director. The Presiding Director’s primary responsibilities include presiding over periodic executive sessions of the non-employee members of the Board of Directors, advising the Committee chairs with respect to meeting agendas and information needs, providing advice with respect to the selection of Committee chairs and performing other duties that the Board may from time to time delegate to assist it in the fulfillment of its responsibilities. The non-employee members of the Board of Directors have designated Margaret Milner Richardson to serve in this position until the Company’s 2009 Annual Meeting of Stockholders or until a successor is duly elected and qualified.

Executive Sessions. The non-employee directors meet in regular executive sessions without any members of the Company’s management present at least four times each year; at least one of those sessions is held with only the independent directors present.

Communicating with the Board of Directors. Stockholders and other interested parties may send communications to the Company’s Board of Directors, the non-management directors, and/or the Presiding Director by writing to them at Jackson Hewitt Tax Service Inc., 3 Sylvan Way, Parsippany, New Jersey 07054, Attention: Presiding Director, c/o the Corporate Secretary. The Presiding Director will review and distribute all communications received to the intended recipients and/or distribute to the full Board, as appropriate.

Codes of Conduct. The Board of Directors has adopted a code of conduct that applies to all officers and employees, including the Company’s principal executive officer and principal financial officer, and a code of conduct for Directors. Both codes of conduct are available at the “Investor Relations—Corporate Governance” section of the Company’s website at www.jacksonhewitt.com, or by writing to the Company at Jackson Hewitt Tax Service Inc., 3 Sylvan Way, Parsippany, New Jersey 07054, Attention: Investor Relations. The purpose of these codes of conduct is to promote honest and ethical conduct, including, among other things, the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company; and to promote compliance with all applicable rules and regulations that apply to the Company and its employees, officers and Directors.

Majority Voting. On July 17, 2008, the Company amended its By-Laws to require that, in uncontested elections, each director receive a majority of the votes cast with respect to such director (the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). If stockholders do not elect a nominee who is serving as a director, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” Under our By-Laws and Corporate Governance Guidelines, each director annually submits an advance, contingent, irrevocable resignation that the Board may accept if stockholders do not elect the director. In that situation, our Corporate Governance Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. The Board would act on the Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date that the election results are certified.

Board Meetings

Directors are expected to attend Board meetings, meetings of committees on which they serve and meetings of stockholders absent exceptional cause, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. The Board of Directors held nineteen meetings and did not act by unanimous written consent during fiscal 2008. In fiscal 2008, all incumbent Directors attended at least 75% of the aggregate number of meetings of the Board and committees of the Board on which they served. All Directors attended the 2007 annual meeting of stockholders.

Committees of the Board

Audit Committee

The Audit Committee is comprised of Messrs. Salvatore (Chairperson) and Spira and Ms. Richardson. The Audit Committee oversees the accounting and financial reporting processes of the Company, as well as the audits of the consolidated financial statements of the Company. See “Report of Audit Committee” on page 32. The Board has determined that all members of the Audit Committee are independent directors and financially literate under the rules of the NYSE. The Board has determined that Mr. Salvatore qualifies as an “Audit Committee financial expert” as defined by the rules of the SEC, and, in addition to being independent under the rules of the NYSE, is independent within the meaning of applicable SEC rules. A copy of the Audit Committee charter can be found at the “Investor Relations—Corporate Governance” section of the Company’s website at www.jacksonhewitt.com, or may be obtained by contacting the Company’s Corporate Secretary at Jackson Hewitt Tax Service Inc., 3 Sylvan Way, Parsippany, New Jersey 07054. The Audit Committee held ten meetings in fiscal 2008.

Compensation Committee

The Compensation Committee is comprised of Messrs. Spira (Chairperson), Bridgeman and Drake. The Board of Directors has determined that each member of the Compensation Committee is an independent director under the rules of the NYSE. The Compensation Committee administers the Company’s equity compensation plans, reviews and determines the individual elements of total compensation for the Chief Executive Officer, reviews and administers all compensation arrangements for executive officers other than the Chief Executive Officer and establishes and reviews general policies relating to the compensation and benefits of the Company’s officers and employees. When appropriate, as permitted under applicable law and the listing standards of the NYSE, the Compensation Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Compensation Committee, the Board or members of management. A copy of the Compensation Committee charter can be found at the “Investor Relations—Corporate Governance” section of the Company’s website at www.jacksonhewitt.com, or may be obtained by contacting the Company’s Corporate Secretary at Jackson Hewitt Tax Service Inc., 3 Sylvan Way, Parsippany, New Jersey 07054. The Compensation Committee held eleven meetings in fiscal 2008.

Role of Compensation Consultants. Under its charter, the Compensation Committee has the sole authority to retain and terminate a compensation consultant to assist it in carrying out its responsibilities, including sole authority to approve the consultant’s fees and other retention terms. In fiscal 2008, the Compensation Committee engaged Johnson Associates, Inc. (“Johnson Associates”) as its independent outside executive compensation consultant to advise the Compensation Committee on certain matters related to executive and director compensation including:

•	a compensation review of the Chief Executive Officer and other executive officer positions;

•	executive compensation trend data;

•	designing the Company’s short- and long-term incentive programs;

•	a peer group financial performance review and a named executive officer compensation market analysis of the peer companies; and

•	providing competitive compensation data on compensation paid to non-employee directors.

Johnson Associates does not provide any services to management of the Company.

The Compensation Committee considers the advice of Johnson Associates in connection with establishing the key components of the Company’s executive officer compensation arrangements, including executive officers’ base salaries and annual performance bonuses.

Role of Executive Officers. While the Compensation Committee is responsible for approving executive compensation related decisions, in formulating its decisions, the Compensation Committee will regularly seek information about the performance of the business, organization staffing requirements and the performance levels of executive officers from the Chief Executive Officer and, where appropriate, other officers of the Company. On an annual basis, the Chief Executive Officer and the Senior Vice President—Human Resources review the salaries paid to executive officers, other than the Chief Executive Officer, based upon the nature of the position and the contribution, experience and tenure of the executive officer and based upon economic factors, peer company data and personal achievements. The Chief Executive Officer, with the assistance of the Senior Vice President—Human Resources, also assesses the other executive officers’ performance for purposes of determining those executive officers’ annual performance bonus and awarding long-term equity incentive awards. The Chief Executive Officer then makes recommendations to the Compensation Committee for compensation for these executive officers. The Compensation Committee reviews the Chief Executive Officer’s recommendations and determines compensation levels for these executive officers. Compensation levels for the Chief Executive Officer are determined by the Board of Directors.

Corporate Governance Committee

The Corporate Governance Committee is comprised of Ms. Richardson (Chairperson) and Messrs. Bridgeman and Drake. The Board of Directors has determined that each member of the Corporate Governance Committee qualifies as an independent director under the rules of the NYSE. The responsibilities of the Corporate Governance Committee include identifying and recommending to the Board appropriate director nominee candidates and providing oversight with respect to corporate governance matters. A copy of the Corporate Governance Committee charter can be found in the “Investor Relations—Corporate Governance” section of the Company’s website at www.jacksonhewitt.com, or may be obtained by contacting the Company’s Corporate Secretary at Jackson Hewitt Tax Service Inc., 3 Sylvan Way, Parsippany, New Jersey 07054. The Corporate Governance Committee held six meetings in fiscal 2008.

Director Nomination Procedures. The Corporate Governance Committee considers the appropriate balance of experience, skills and characteristics required of the Board of Directors. It seeks to ensure that at least two-thirds of the directors are independent under the rules of the NYSE, that all members of the Company’s Audit Committee meet the independence and the financial literacy requirements under the rules of the NYSE and that at least one of them qualifies as an “Audit Committee financial expert” under the rules of the SEC, and that all members of the Compensation Committee and the Corporate Governance Committee meet the independence requirements of the NYSE. Nominees for director are selected on the basis of their depth and breadth of experience, wisdom, integrity, ability to make independent analytical inquiries, understanding of the Company’s business environment and willingness to devote adequate time to Board duties.

The Corporate Governance Committee will consider written proposals from stockholders for nominees for director. In considering candidates submitted by stockholders, the Corporate Governance Committee will take into consideration the needs of the Board and the qualifications of the candidate. Any such nominations should be submitted to the Corporate Governance Committee, c/o the Corporate Secretary of the Company at Jackson Hewitt Tax Service Inc., 3 Sylvan Way, Parsippany, New Jersey 07054, and should include the following: (a) the name of the stockholder and evidence of the person’s ownership of the Common Stock, including the number of shares owned and the length of time of ownership; and (b) the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company and the person’s consent to be named as a director if selected by the Corporate Governance Committee and nominated by the Board. The written proposal should be submitted in the time frame described in the By-Laws of the Company and under the heading “Stockholder Proposals for 2009 Annual Meeting” on page 38.

The process for identifying and evaluating nominees to the Board of Directors is initiated by identifying a candidate who meets the criteria for selection as a nominee and has the specific qualities or skills being sought based on input from members of the Board and, if the Corporate Governance Committee deems appropriate, a third-party search firm. These candidates are evaluated by the Corporate Governance Committee by reviewing the candidates’ biographical information and qualifications and checking the candidates’ references. Qualified nominees are interviewed by at least one member of the Corporate Governance Committee. Using the input from such interview and other information obtained by it, the Corporate Governance Committee evaluates whether such prospective candidate is qualified to serve as a director and whether the committee should recommend to the Board that the Board nominate this prospective candidate or elect such candidate to fill a vacancy on the Board. Candidates recommended by the Corporate Governance Committee are presented to the Board for selection as nominees to be presented for the approval of the stockholders or for election to fill a vacancy.

The Corporate Governance Committee expects that a similar evaluation process will be used to evaluate nominees for directors recommended by stockholders. However, to date, the Company has not received any stockholder proposal to nominate a director.

Related Person Transactions

The Company has adopted a written policy requiring that the Audit Committee review and approve or ratify any transaction between the Company and any related person that is required to be disclosed. For purposes of this practice, the terms “transaction” and “related persons” have the meaning contained in Item 404 of the SEC’s Regulation S-K.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised of Messrs. Spira (Chairman), Bridgeman and Drake, none of whom were officers or employees of the Company or any of the Company’s subsidiaries or had any relationship requiring disclosure by the Company under Item 404 of the SEC’s Regulation S-K during fiscal 2008 or before.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership Table

The information set forth in the following table is furnished as of June 30, 2008 as to those shares of the Common Stock beneficially owned by (i) each stockholder who is known by the Company based on filings made under Section 13(d) and Section 13(g) of the Exchange Act to own beneficially more than 5% of the Common Stock, (ii) each of its Directors and each of its executive officers and (iii) all Directors and executive officers as a group. Applicable percentage ownership is based on 30,470,936 shares of Common Stock outstanding as of June 30, 2008, which includes: (a) shares of Common Stock outstanding (net of shares held in treasury), (b) shares of Common Stock subject to options that are exercisable, (c) shares of Common Stock subject to options that will become exercisable within 60 days of June 30, 2008 and (d) outstanding restricted stock units (“RSUs”).

Name	Amount and Nature of Beneficial Ownership	Percent of Common Stock Owned
Principal Stockholders:
Invesco Ltd.(1)	4,470,539	14.67%
Shamrock Partners Activist Value Fund, L.L.C.(2)	2,883,000	9.46%
Capital World Investors(3)	2,396,000	7.86%
Cardinal Capital Management, LLC(4)	1,906,680	6.26%
Ziff Asset Management(5)	1,614,441	5.30%
Directors and Executive Officers(6)(7):
Steven L. Barnett	148,975	*
Ulysses L. Bridgeman, Jr.	10,731	*
Rodman L. Drake	16,306	*
Douglas K. Foster	1,650	*
Mark L. Heimbouch	196,973	*
Daniel P. O’Brien	20,613	*
Margaret Milner Richardson	13,065	*
Louis P. Salvatore	18,223	*
James C. Spira	14,903	*
Michael C. Yerington	114,950	*

Directors and Executive Officers as a group (10 persons)	556,389	1.83%

(1)	Reflects beneficial ownership of 4,470,539 shares of Common Stock by Invesco Ltd. (“Invesco”) and its subsidiaries AIM Advisors, Inc. (“AIM Advisors”), AIM Capital Management, Inc. (“AIM Capital”), AIM Funds Management Inc. (“AIM Funds”), and PowerShares Capital Management LLC (“PowerShares” and, collectively, the “Invesco Group”), as derived solely from information reported in a Schedule 13G under the Exchange Act filed by the Invesco Group with the SEC on February 13, 2008. Such Schedule 13G indicates that sole voting power and sole dispositive power is held over 346,786 shares by AIM Advisors, 174,721 shares by AIM Capital, 3,945,553 shares by AIM Funds and 3,479 shares by PowerShares. The principal business address for the Invesco Group is 1360 Peachtree Street NE, Atlanta, GA 30309. Percent of Common Stock Owned is based on the assumption that the AIM Group held 4,470,539 shares of Common Stock as of June 30, 2008.
(2)

Reflects beneficial ownership of 2,883,000 shares of Common Stock by Shamrock Partners Activist Value Fund, L.L.C. (“Shamrock Partners”), Shamrock Activist Value Fund GP, L.L.C. (the “General Partner”), Shamrock Activist Value Fund, L.P. (“SAVF”), Shamrock Activist Value Fund II, L.P. (“SAVF II”) and Shamrock Activist Value Fund III, L.P. (“SAVF III” and collectively with SAVF and SAVF II, the “Shamrock Activist Fund”) derived solely from information reported in a Schedule 13D/A under the Exchange Act filed by Shamrock Partners, the General Partner and Shamrock Activist Fund with the SEC on April 16, 2008. Such Schedule 13D/A indicates that sole voting power and sole dispositive power is held over 2,883,000 shares by Shamrock Partners. The Schedule 13D/A indicates that shared voting power and shared dispositive power is held over 2,883,000 shares by the General Partner, 2,391,410 shares by SAVF, 458,720 shares by SAVF II and 32,870 shares by SAVF III. The principal business address for Shamrock Partners, the General Partner and Shamrock Activist Fund is 4444 Lakeside Drive, Burbank, CA 91505. Percent of Common Stock Owned is based on the assumption that Shamrock Partners, the General Partner and Shamrock Activist Fund held 2,883,000 shares of Common Stock as of June 30, 2008.

(3)	Reflects beneficial ownership of 2,396,000 shares of Common Stock by Capital World Investors, a division of Capital Research and Management Company, as derived solely from information reported in a Schedule 13G under the Exchange Act filed by Capital World Investors with the SEC on February 11, 2008. Such Schedule 13G indicates that Capital World Investors has sole voting power and sole dispositive power over all 2,396,000 shares. The principal business address for Capital World Investors is 333 South Hope Street, Los Angeles, CA 90071. Percent of Common Stock Owned is based on the assumption that Capital World Investors held 2,396,000 shares of Common Stock as of June 30, 2008.
(4)	Reflects beneficial ownership of 1,906,680 shares of Common Stock by Cardinal Capital Management, LLC, as derived solely from information reported in a Schedule 13G under the Exchange Act filed by Cardinal Capital Management, LLC with the SEC on February 14, 2008. Such Schedule 13G indicates that Cardinal Capital Management, LLC has sole voting power over 1,079,900 shares and sole dispositive power over 1,906,680 shares. The principal business address for Cardinal Capital Management, LLC is One Greenwich Office Park, Greenwich, CT 06831. Percent of Common Stock Owned is based on the assumption that Cardinal Capital Management, LLC held 1,906,680 shares of Common Stock as of June 30, 2008.
(5)	Reflects beneficial ownership of 1,614,441 shares of Common Stock by Ziff Asset Management, L.P., PBK Holdings, Inc., Philip B. Korsant and ZBI Equities, L.L.C. (collectively, the “ZAM Group”), as derived solely from information reported in a Schedule 13G under the Exchange Act filed by the ZAM Group with the SEC on February 13, 2008. Such Schedule 13G indicates that Ziff Asset Management, L.P. has shared voting power and shared dispositive power over 1,487,580 shares and that PBK Holdings, Inc., Philip B. Korsant and ZBI Equities, L.L.C. each have shared voting power and shared dispositive power over 1,614,441 shares. The principal business address for the ZAM Group is 283 Greenwich Avenue, Greenwich, CT 06830. Percent of Common Stock Owned is based on the assumption that the ZAM Group held 1,614,441 shares of Common Stock as of June 30, 2008.
(6)	Shares beneficially owned by Messrs. Yerington, Heimbouch and Barnett include shares of Common Stock subject to options that are exercisable or that will become exercisable within 60 days of June 30, 2008: Mr. Yerington, 33,640; Mr. Heimbouch, 162,709; and Mr. Barnett, 134,599.
(7)	Shares beneficially owned by non-employee directors include RSUs granted under the Jackson Hewitt Tax Service Inc. Amended and Restated 2004 Equity and Incentive Plan, as may be amended from time to time: Mr. Bridgeman, 9,231; Mr. Drake, 15,306; Ms. Richardson, 12,565; Mr. Salvatore, 16,223; and Mr. Spira, 9,903. Each RSU is payable in one share of Common Stock within 60 days immediately following such Director’s retirement or separation of service from the Board of Directors for any reason.
*	Shares beneficially owned by such Director or executive officer comprise less than one percent (1%) of the Common Stock outstanding.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers and Directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the NYSE. Officers, Directors and greater than ten percent beneficial owners are required to furnish the Company with copies of all Forms 3, 4 and 5 they file.

Based solely on the Company’s review of the copies of such forms it has received, the Company believes that all of its officers, Directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during fiscal 2008.

EXECUTIVE OFFICERS

The executive officers of the Company as of the date of this Proxy Statement are set forth in the table below. All executive officers are appointed at a meeting of the Board of Directors. Each executive officer is appointed by the Board to hold office until his or her successor is duly appointed and qualified. On October 9, 2007, Michael D. Lister, the Company’s Chairman and Chief Executive Officer, departed from the Company. On that date, the Company announced that Michael C. Yerington was promoted to President and Chief Executive Officer and Mark L. Heimbouch was promoted to Senior Executive Vice President and Chief Operating Officer. On January 2, 2008, the Company hired Daniel P. O’Brien as Executive Vice President, Chief Financial Officer and Treasurer. On November 5, 2007, the Company hired Douglas K. Foster as Senior Vice President, Chief Marketing Officer. On July 17, 2008, the Company determined that Mr. Foster constituted an executive officer under applicable SEC rules.

Name	Age	Position
Michael C. Yerington	59	President and Chief Executive Officer
Mark L. Heimbouch	43	Senior Executive Vice President and Chief Operating Officer
Daniel P. O’Brien	54	Executive Vice President, Chief Financial Officer and Treasurer
Steven L. Barnett	43	Executive Vice President, General Counsel and Corporate Secretary
Douglas K. Foster	55	Senior Vice President, Chief Marketing Officer

Biographical information for Mr. Yerington, who also serves as a Director, is set forth under the heading “Board of Directors—Biographical Information for the Nominees and Continuing Directors” on page 4. Biographical information concerning all other executive officers is set forth below.

Mark L. Heimbouch has served as our Senior Executive Vice President and Chief Operating Officer since October 2007. Mr. Heimbouch served as the Company’s Executive Vice President, Chief Financial Officer and Treasurer from July 2005 to October 2007. Mr. Heimbouch served as the Company’s Senior Vice President, Chief Financial Officer and Treasurer from June 2004 to July 2005. From May 2003 to June 2004, Mr. Heimbouch served as the Company’s Senior Vice President and Chief Financial Officer. From June 2004 to August 2006, Mr. Heimbouch served as a Director of the Company. From January 2003 to April 2003, Mr. Heimbouch pursued private investment activities. From August 2000 to December 2002, Mr. Heimbouch served as Chief Financial Officer of Teranex Inc., a digital media solutions provider. From May 1999 to August 2000, Mr. Heimbouch served as Chief Financial Officer of Duro Communications, Inc., an internet data provider.

Daniel P. O’Brien has served as our Executive Vice President, Chief Financial Officer and Treasurer since January 2008. From May 2007 to December 2007, Mr. O’Brien pursued personal interests. From May 2005 to May 2007, Mr. O’Brien was Senior Vice President and Chief Financial Officer of Hawaiian Telcom Communications, Inc., a full-service telecommunications provider in Hawaii. In April 2005, Mr. O’Brien pursued personal interests. From May 2003 to March 2005, Mr. O’Brien served as Executive Vice President and Chief Financial Officer of Global Crossing Limited, a communications solution provider of internet protocol and other network services. From June 2000 to February 2003, Mr. O’Brien was the Executive Vice President and Chief Financial Officer of Genuity Corporation, a provider of internet protocol (IP) and other wireless communication services. Prior to Genuity, Mr. O’Brien spent 17 years in various roles at GTE Corporation, a telecommunications provider, including from May 1998 to June 2000, during which he was GTE’s Executive Vice President and Chief Financial Officer.

Steven L. Barnett has served as our Executive Vice President, General Counsel and Corporate Secretary since July 2005. From May 2004 to July 2005, Mr. Barnett served as the Company’s Senior Vice President, General Counsel and Corporate Secretary. From May 2003 to May 2004, Mr. Barnett served as Executive Vice President, General Counsel and Secretary of Paragon Financial Corporation, a specialty mortgage finance company. Mr. Barnett was a consultant to Paragon Financial Corporation from December 2002 to April 2003.

From September 2002 to November 2002, Mr. Barnett pursued personal interests. From June 2002 to August 2002, Mr. Barnett provided transitional consulting services to NRT Incorporated, the nation’s largest residential real estate brokerage company, in connection with the sale of the company. From April 1998 to May 2002, Mr. Barnett was Executive Vice President, General Counsel and Secretary of NRT Incorporated.

Douglas K. Foster has served as our Senior Vice President, Chief Marketing Officer since November 2007. From August 2007 to October 2007, Mr. Foster pursued personal interests. From February 2007 to August 2007, Mr. Foster was Vice President and Chief Marketing Officer of 7-Eleven, Inc., in Dallas, Texas, having previously served as Vice President of Marketing from July 2005 to February 2007, and as Managing Director of Marketing from April 2004 to July 2005. Mr. Foster served as an Executive Vice President and Chief Marketing Officer of Freshloc Technologies, LLC, a wireless sensor technology company in Dallas, Texas, from October 1998 to April 2004.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Officer Compensation Philosophy

The Company’s executive officer compensation philosophy is to deliver compensation in ways that support the following three primary business objectives:

•	aligning the interests of executive officers with the long-term interests of stockholders;

•	providing competitive levels of compensation which are conditioned on the attainment of specified performance targets; and

•	attracting, motivating and retaining the highest level of executive officer talent for the benefit of stockholders.

To further these objectives, the Company’s executive compensation arrangements consist of both cash and stock-based compensation. As described more fully under the heading “Committees of the Board—Compensation Committee” on page 7, the Compensation Committee of the Board of Directors is responsible for administering the Company’s executive officer compensation policies and programs. For a discussion of the Compensation Committee’s use of consultants and the role of executive officers in determining or recommending the amount or form of executive officer and director compensation, see “Committees of the Board—Compensation Committee—Role of Compensation Consultants” on page 7 and “Committees of the Board—Compensation Committee—Role of Executive Officers” on page 8, respectively.

The Compensation Committee has determined that using employment agreements is in the best interests of the Company insofar as these agreements permit the Company to achieve its desired goals of retaining the best possible executive officer talent and obtaining post employment confidentiality, non-competition, non-disparagement and non-solicitation covenants from the executive officers. Messrs. Yerington, Heimbouch and Barnett are employed by the Company pursuant to written agreements of employment. The Company intends to enter into written employment agreements with Messrs. O’Brien and Foster. For further information on the executive officer’s employment agreements, see “Employment Agreements” on page 24.

Components of Executive Officer Compensation

The principal elements of the Company’s executive officer compensation arrangements include base salary, annual performance bonuses, long-term equity incentive awards, retirement and severance benefits, and other benefits, including certain perquisites. The Company’s executives also participate in certain other benefits, such as general health, life, and disability insurance plans, most of which are available to all salaried employees. The base salary reflects the value the executive officer brings to the Company on a day-to-day basis. The annual performance bonuses are designed to reward achievements during a given year, and the long-term equity incentive awards serve to drive performance that reflect stockholder interests, provide rewards commensurate with investor returns, and better attract and retain top talent. Retirement and severance benefits provide some measure of financial security. Other benefits, including perquisites, are designed to attract and retain talented employees. The Compensation Committee determines the appropriate mix of these elements based on job responsibilities, competitive market considerations, and performance and talent assessments. Although the Compensation Committee has not established specific ratios for each of the compensation elements, it strives to maintain a reasonable and competitive balance between the fixed and variable components.

Base Salary. The Company provides base salaries to executive officers to attract and retain talent, provide competitive compensation for the performance of the executive officer’s basic job duties, and recognize individual contributions to the Company’s financial performance. Salary levels are typically considered annually as part of the Company’s performance review process as well as upon a promotion or change in job responsibility. During its review of base salaries for executive officers, the Compensation Committee primarily considers market data provided by compensation consultants, an internal review of the executive officers’

compensation, both individually and relative to other executive officers, and the individual performance of the executive officer. Merit based increases to salaries of executive officers other than the Chief Executive Officer are based on an assessment of the individual’s performance by the Compensation Committee, the Chief Executive Officer and the Senior Vice President—Human Resources. The Chief Executive Officer’s performance is evaluated by the Board of Directors. Base salaries for executive officers are determined based on the individual’s position and responsibility and by using market data, subject to each executive officer’s employment arrangement.

On October 9, 2007, the base salary for Mr. Yerington was increased from $400,000 to $500,000 in connection with his assuming the position of Chief Executive Officer, and the base salary for Mr. Heimbouch was increased from $320,000 to $475,000 in connection with his assuming the position of Chief Operating Officer. In light of the increases awarded these executive officers in October 2007, the base salaries for Messrs. Yerington and Heimbouch were not increased for fiscal 2009. After a review of individual contributions and consistent with general market adjustments, on June 6, 2008, the Compensation Committee approved base salaries for Messrs. O’Brien, Barnett and Foster of $328,250, $325,100 and $311,100, respectively.

Annual Performance Bonuses. The Company provides an annual performance bonus opportunity to executive officers to promote high performance and achievement of corporate goals by executive officers and encourage the growth of stockholder value. Annual performance bonuses are awarded pursuant to the Jackson Hewitt Tax Service Inc. Amended and Restated 2004 Equity and Incentive Plan (the “Equity and Incentive Plan”), which was approved by the Company’s stockholders at the 2006 annual meeting of stockholders. The Equity and Incentive Plan gives the Compensation Committee the latitude to design cash and stock-based incentive compensation programs based on the attainment of certain performance goals. The establishment of these performance goals communicates to executive officers the key accomplishments the Compensation Committee wishes to reward and ensures that overall executive officer compensation correlates with the Company’s goals. Historically, the Compensation Committee has issued cash awards to executive officers for annual performance bonuses.

Annual performance bonus targets are based on a percentage of each executive officer’s base salary as determined based on the individual’s position and responsibility and by using market data, subject to each executive officer’s employment arrangement. In fiscal 2008, the target payout levels as a percentage of base salary for Messrs. Yerington, Heimbouch, O’Brien, Barnett and Foster were 120%, 100%, 80%, 80% and 60%, respectively. The target payout level for Mr. Heimbouch was increased from 80% to 100% on October 9, 2007 in connection with his promotion. For fiscal 2009, the target payout levels for Messrs. Yerington, Heimbouch, O’Brien, Barnett and Foster remain unchanged from fiscal 2008. The employment agreements for Messrs. Yerington, Heimbouch and Barnett also provide that the executive officer must be provided with an annual bonus opportunity of not less than 200% of target bonus. Bonus payments are subject to the approval of the Compensation Committee, and in the case of Mr. Yerington, the Board of Directors. The bonus for the executive officers is based on attainment of Company performance targets and individual performance goals. Performance is measured against pre-established performance goals and the executive officer’s individual performance determined by the Chief Executive Officer, or in the case of the Chief Executive Officer, by the Board. Under the Equity and Incentive Plan, the Compensation Committee, in its sole discretion, may also award discretionary performance bonuses based upon the achievement of annual individual and Company-wide goals.

In July 2007, the Compensation Committee determined that the fiscal year 2008 annual performance bonus awards were to be based upon the Company’s performance during fiscal 2008 as measured by defined net income levels (“Plan I”). This metric was selected to motivate the executive officers to achieve profitable business growth consistent with the Company’s financial objectives. The attainment of the defined net income levels was designed to be difficult to achieve. In February 2008, the Compensation Committee adopted an additional plan to award annual performance bonuses based on factors in addition to net income to take into account the Company’s short-, medium- and long-term objectives (“Plan II”). Under Plan II, annual performance bonus awards were to be awarded based upon the Company’s and each executive officer’s performance as measured in three areas: the Company’s financial results, the Company’s business building results and the executive officer’s strategic leadership results. Each of the three core areas includes weighted categories in which each contain specific metrics and goals. The key metrics/goals for fiscal year 2008 were as follows:

	Financial	Business Building	Strategic/Leadership
Metrics	• Revenue • Net income • Earnings per share • Operating income • Division results • Number of returns • Same store sales	• Net New Customers • New entrepreneurial franchisees • Customer retention • New products • New distribution channels • Improved technology	• Development of strategy • Communication of strategy • Execution of strategy • Stakeholder relationships

Focus	• Short-term • More objective	• Medium-term • Objective and subjective	• Long-term • More subjective

These metrics and goals may, in the Compensation Committee’s discretion, change over time. Management of the Company will present key metrics and goals at the commencement of each fiscal year. The weightings assigned to each category act as a starting point and the Compensation Committee has the discretion to change the weightings based on the Company’s circumstances. The attainment of the metrics and goals within each category were designed to be moderately difficult to achieve. The sum of the category weightings funds a pool and the executive officer’s contribution to the applicable metrics determines each executive officer’s incentive. For fiscal year 2008, the weightings assigned to each of the three main areas was as follows: 40% weight on the Company’s financial results, 40% weight on the Company’s business building results and 20% weight on the executive officer’s strategic leadership results.

The Company did not attain the net income levels defined under Plan I. Certain metrics and goals within the business building and strategic/leadership categories of Plan II were achieved, however, due to the Company’s disappointing 2008 tax season, the Compensation Committee determined that no annual performance bonuses would be awarded to executive officers. This decision is consistent with the Company’s approach of aligning compensation with the Company’s performance, as illustrated with fiscal year 2007 annual performance bonuses which were significantly less than the target level due to the Company’s net income being below pre-established levels. The Compensation Committee awarded discretionary bonuses to Messrs. Heimbouch, Barnett and certain other employees of the Company for their efforts on behalf of the Company with respect to the resolution of the Department of Justice and Internal Revenue Services matters and the Company’s compliance initiatives. Messrs. Heimbouch and Barnett were awarded discretionary bonuses of $150,000 and $60,000, respectively.

In July 2008, the Compensation Committee adopted Plan II as the Company’s annual performance bonus plan for fiscal year 2009 with the following metrics/goals:

	Financial	Business Building	Strategic/Leadership
Metrics	• Earnings per share • EBITDA • Revenue	• Customer retention • Marketing • New products • Same store sales	• Strategic Plan • Communication of strategy • Stakeholder relationships

Focus	• Short-term • More objective	• Short- to Medium-term • Objective and subjective	• Long-term • More subjective

The attainment of the metrics and goals within each category are designed to be moderately difficult to achieve. The sum of the category weightings funds a pool and the executive officer’s contribution to the applicable metrics determines each executive officer’s incentive. For fiscal year 2009, the weightings assigned to each of the three main areas are as follows: 50% weight on the Company’s financial results, 25% weight on the Company’s business building results and 25% weight on the executive officer’s strategic leadership results.

Long-Term Equity Incentive Awards. The Company offers long-term equity incentive awards to executive officers to reward them for the Company’s performance over a period of time, typically three to five years, and to better attract and retain top talent. This long-term incentive program is structured to align the financial interests of the executive officers with those of the stockholders. The Compensation Committee believes that equity-based compensation ensures that the executive officers have a continuing stake in the long-term success of the Company. Long-term equity incentive awards are granted pursuant to the Equity and Incentive Plan which provides for, among other things, stock options, restricted stock, RSUs, stock appreciation rights and other equity based awards. Eligibility for equity awards, the number of shares underlying each award and the terms and conditions of each award for all of the executive officers other than Mr. Yerington is determined by the Compensation Committee after input from Johnson Associates, the Human Resources department and the Chief Executive Officer. The Board of Directors makes these determinations for Mr. Yerington.

The fiscal year 2008 long-term equity incentive awards consisted of shares of restricted stock and stock options. Awarding shares of restricted stock and stock options is designed to promote the growth of the Company’s stock price by offering executive officers a financial stake in the Company as well as promoting the interests of the Company and its stockholders through the attraction and retention of experienced and capable leaders. The Compensation Committee believes that executive officers having a financial stake in the Company will be motivated to put forth sustained effort on behalf of the Company’s other stockholders to support the continuous growth of the Company’s stock price. Equity award levels may vary based on market data and among executive officers based on their positions within the Company. Certain long-term equity awards granted to executive officers are time-based vesting (the “Time-Based Vesting Awards”). Certain other awards granted to executive officers are performance and time-based vesting, and only vest if the Company achieves certain pre-established financial metrics during fiscal year 2009, and if those financial metrics are attained, the awards vest over three years (the “Performance-Based Vesting Awards”).

On June 6, 2008, the Compensation Committee granted the executive officers Time-Based Vesting Awards consisting of restricted stock (75%) and stock options (25%). Messrs. Yerington, Heimbouch, O’Brien, Barnett and Foster were granted stock options for 65,772 shares, 24,958 shares, 15,101 shares, 14,052 shares and 14,262 shares, respectively. The exercise price of these stock options is $12.72, which was the NYSE closing price of the Common Stock on the date of the grant, and the stock options will become exercisable with respect to one third of the shares on each of the first three anniversaries of the date of grant, subject to continued employment on the vesting date. The stock options will expire on June 6, 2018. Messrs. Yerington, Heimbouch, O’Brien, Barnett and Foster were also granted shares of restricted stock as follows: Mr. Yerington, 46,226 shares; Mr. Heimbouch, 17,541 shares; Mr. O’Brien, 10,613 shares; Mr. Barnett, 9,876 shares; and Mr. Foster, 10,024 shares. One third of the shares of restricted stock will vest on each of the first three anniversaries of the date of grant, subject to continued employment on the vesting date.

The Performance-Based Vesting Awards were provided in restricted stock (75%) and stock options (25%) and only vest if the Company achieves certain pre-established levels of diluted earnings per share (“EPS”) for fiscal year 2009. The award is based upon an EPS range with a minimum threshold and a maximum of 180% of target EPS. The EPS target is moderately difficult to achieve. If the required level of EPS is achieved for fiscal year 2009 within the range, that portion of the award meeting that criteria shall be subject to a three year vesting period that commenced on the date of grant. The remainder of the award shall be forfeited. Performance-Based Vesting Awards are granted at the maximum under the program.

On July 17, 2008, the Compensation Committee granted Performance-Based Vesting Awards to the executive officers. Messrs. Yerington, Heimbouch, O’Brien, Barnett and Foster were granted stock options for 95,351 shares, 36,182 shares, 21,892 shares, 20,372 shares and 20,676 shares, respectively. The exercise price of these stock options is $14.50, which was the NYSE closing price of the Common Stock on the date of the grant. The stock options will expire on July 17, 2018. Messrs. Yerington, Heimbouch, O’Brien, Barnett and Foster were also granted shares of restricted stock as follows: Mr. Yerington, 72,993 shares; Mr. Heimbouch, 27,698 shares; Mr. O’Brien, 16,759 shares; Mr. Barnett, 15,595 shares; and Mr. Foster, 15,828 shares. The stock options and shares of restricted stock are subject to a three year vesting period that commenced on the date of grant; provided that the required performance vesting criteria have been met, and subject to continued employment on the vesting date.

Additional Long-Term Equity Incentive Award Grants in Fiscal Year 2008

On October 11, 2007, in connection with their promotions, the Board of Directors granted Messrs. Yerington and Heimbouch stock options for 42,711 shares and 34,169 shares, respectively. The exercise price of these stock options is $29.80, which was the NYSE closing price of the Common Stock on the date of the grants, and the stock options will become exercisable with respect to 20% of the shares on each of the first five anniversaries of the date of grant, subject to continued employment on the vesting date. The stock options will expire on October 11, 2017. On October 11, 2007, the Board also granted 12,584 shares of restricted stock to Mr. Yerington and 10,067 shares of restricted stock to Mr. Heimbouch. One third of the shares of restricted stock will vest on each of the first three anniversaries of the date of grant, subject to continued employment on the vesting date.

On December 4, 2007, in connection with his commencement of employment with the Company, the Compensation Committee granted Mr. Foster stock options for 28,835 shares. The exercise price of these stock options is $31.07, which was the NYSE closing price of the Common Stock on the date of the grants, and the stock options will become exercisable with respect to 20% of the shares on each of the first five anniversaries of the date of grant, subject to continued employment on the vesting date. The stock options will expire on December 4, 2017.

On March 6, 2008, in connection with his commencement of employment with the Company, the Compensation Committee granted Mr. O’Brien stock options for 102,740 shares. The exercise price of these stock options is $12.97, which was the NYSE closing price of the Common Stock on the date of the grants, and the stock options will become exercisable with respect to 20% of the shares on each of the first five anniversaries of the date of grant, subject to continued employment on the vesting date. The stock options will expire on March 6, 2018.

Retirement Benefits. The Company offers a 401(k) plan and non-qualified deferred compensation plan to executive officers to provide an element of security in the executive officers’ post-retirement years. The Company’s 401(k) plan allows executive officers to defer a portion of their compensation and provides a match of up to 6% of an executive officer’s contribution, subject to Internal Revenue Service regulations. The executive officers are also entitled to participate in the Company’s Nonqualified Deferred Compensation Plan. Pursuant to the Nonqualified Deferred Compensation Plan, executive officers can defer up to 100% of their annual performance bonus, and the Company matches 100% of the first 8% of an executive officer’s contribution. The Nonqualified Deferred Compensation Plan is discussed in further detail under the heading “Nonqualified Deferred Compensation in Fiscal 2008” on page 26. The Company’s matching contributions to the 401(k) plan and the Nonqualified Deferred Compensation Plan are included in the All Other Compensation Column in the Summary Compensation Table on page 21. As no annual performance bonuses were awarded to executive officers during fiscal 2008, there were no deferrals by executive officers nor matching contributions by the Company. The Company believes that offering these retirement benefits to its executive officers keeps it competitive in the market for qualified senior-level executive talent.

Severance Benefits. The Company provides severance benefits to executive officers as a retention incentive and to ensure that in a potential change-in-control situation that could benefit the Company’s stockholders, members of the Company’s management are personally indifferent to the outcome of the transaction and work to secure the best possible outcome for the Company’s stockholders. The Compensation Committee has approved the elements of the severance benefits because the Compensation Committee believes that these elements are customary components of competitive severance programs. The severance and change-in-control payments due to executive officers are described under the heading “Potential Payments Upon Termination or Change in Control” on page 28.

Other Benefits. The Company provides executive officers with other benefits, including certain perquisites, reflected in the All Other Compensation Column in the Summary Compensation Table on page 21, that the Company and the Compensation Committee believe are reasonable and consistent with the Company’s overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Company believes that these benefits generally allow the executive officers to work more efficiently. The costs of these benefits constitute only a small percentage of each executive officer’s total compensation and include Company matching contributions to the Nonqualified Deferred Compensation Plan and the Jackson Hewitt Employee Savings Plan as well as premiums paid on group term life insurance policies. The Company also offers certain perquisites and other personal benefits to executive officers consisting of car for commutation and other personal transportation with an associated tax gross-up, financial planning and related services and reimbursement for the cost of spouse’s travel to attend certain Company functions with an associated tax gross-up. In fiscal 2009, the Company will also offer executive officers an executive physical and identity theft protection. The Compensation Committee periodically reviews the levels of these benefits and it tries to structure these benefits to be competitive with the market.

Benchmarking

The Company uses a peer group of companies as a reference for determining competitive total compensation packages. The Compensation Committee, with the assistance of Johnson Associates, established this peer group in 2006 and periodically reviews its members to ensure that it is still pertinent for comparison purposes. Currently, the peer group consists of the following companies: H&R Block Inc., Intuit Inc., Panera Bread Company, Sonic Corp., Cash America International Inc., CBIZ, Inc., MoneyGram International, Inc., Educate, Inc., Dollar Financial Corp., ACE Cash Express, Inc., EZCORP, Inc., World Acceptance Corp., First Cash Financial Services, Inc. and The Princeton Review, Inc.

The companies in the peer group have median revenue comparable to the Company’s revenue, a franchise business model, and/or a related customer base with similar product needs. For fiscal 2008, the Company chose the 75th percentile of the comparator group as a reference point with respect to total compensation. Typically, the Compensation Committee first obtains target total compensation for each executive officer position in order to gain insights and understanding of current market practice. A compensation consultant from Johnson Associates assisted the Compensation Committee in gathering and analyzing the data. This market information is used to aid the Compensation Committee in establishing internal pay ranges for each executive officer. The Compensation Committee then evaluates current internal levels of pay against these benchmarks, internal equity considerations, and financial affordability to construct total compensation ranges that reflect competitive practice and allow for differentiation in levels of pay with respect to individual performance.

Equity Grant Practices

While the Company’s Equity and Incentive Plan does not specify when equity awards are to be granted, Time-Based Vesting Awards have generally been granted at a Compensation Committee meeting held within sixty days after the end of the fiscal year. Performance-Based Vesting Awards are granted after approval of the Company’s fiscal year financial targets. It is the practice of the Compensation Committee to grant equity awards after the public release of any material information. In addition, in the event a new officer is hired or an existing employee is promoted during the year, a grant may be made at the time of his or her commencement of employment or promotion. Such grants are typically awarded at the next subsequent quarterly meeting of the Compensation Committee following the commencement of employment or the promotion. Stock options are awarded at the NYSE closing price of the Common Stock on the date of the grant. Stock options granted prior to May 2007 became exercisable with respect to 25% of the shares on each of the first four anniversaries of the date of the grant. Stock options granted in May 2007 are exercisable with respect to 20% of the shares on each of the first five anniversaries of the date of the grant and stock options granted in June 2008 and after are exercisable with respect to one third of the shares on each of the first three anniversaries of the date of the grant. All stock options expire on the ten year anniversary of the grant date, subject to continued employment on the vesting date. Restricted stock is awarded at the NYSE closing price of the Common Stock on the date of the grant. One third of the shares of restricted stock will vest on each of the first three anniversaries of the date of grant, subject to continued employment on the vesting date. Vesting of Performance- Based Vesting Awards is also subject to the Company’s achievement of the financial metric set as the benchmark for the award. The Compensation Committee sets the total size of the equity pool available and then, with input from the Chief Executive Officer, evaluates potential grant recipients on a number of factors, including Company performance, individual performance, expected future contributions to the growth and development of the Company, the value of past awards, and the competitiveness of grants relative to the peer companies.

Accounting and Tax Considerations

Deductibility of Compensation. Section 162(m) of the Internal Revenue Code (the “Code”) limits the deduction for federal income tax purposes of certain compensation paid by any publicly held corporation to its chief executive officer and its four other highest compensated officers to $1.0 million per executive officer (the “$1.0 million cap”). The $1.0 million cap does not apply to “performance-based” compensation as defined under Section 162(m). The Equity and Incentive Plan qualifies as a “performance-based” plan that is not subject to the $1.0 million cap. The Company believes that it is in the Company’s and stockholders’ best interests to maximize tax deductibility when appropriate and consistent with stockholder interests. The Compensation Committee may recommend for Board of Directors approval non-deductible compensation when it believes that such awards are in the best interest of the stockholders, balancing tax efficiency with long-term strategic objectives.

Nonqualified Deferred Compensation. On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. On April 10, 2007, the Treasury Department and Internal Revenue Service issued final regulations which do not become effective until January 1, 2009. The Company believes it is currently operating in good-faith compliance with the statutory provisions which were effective January 1, 2005. The Company’s Nonqualified Deferred Compensation Plan is discussed in further detail under the heading “Nonqualified Deferred Compensation in Fiscal 2008” on page 26.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

James C. Spira, Chairman

Ulysses L. Bridgeman, Jr.

Rodman L. Drake

Summary Compensation Table

The table below summarizes the total compensation earned by each of the Company’s executive officers for the fiscal years ended April 30, 2008 and 2007.

Name and Principal Positions	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
Michael C. Yerington,	2008	456,111	—	70,139	279,587	—	240,808	1,046,645
President and Chief Executive Officer(4)	2007	269,231	—	—	95,833	131,250	189,852	686,166

Mark L. Heimbouch,	2008	413,292	150,500	56,111	449,206	—	35,973	1,105,082
Senior Executive Vice President and Chief Operating Officer(5)	2007	320,000	—	—	341,668	120,000	45,521	827,190

Daniel P. O’Brien,	2008	107,431	50,000	—	9,166	—	16,923	183,520
Executive Vice President, Chief Financial Officer and Treasurer(6)	2007	—	—	—	—	—	—	—

Steven L. Barnett,	2008	318,725	60,500	—	378,372	—	42,830	800,427
Executive Vice President, General Counsel and Corporate Secretary(7)	2007	305,000	—	—	304,168	114,375	51,961	775,504

Douglas K. Foster,	2008	154,194	130,500	—	20,417	—	131,472	436,583
Senior Vice President, Chief Marketing Officer(8)	2007	—	—	—	—	—	—	—

Michael D. Lister,	2008	202,107	—	—	3,542,456	—	3,041,704	6,786,267
Former Chairman of the Board and Chief Executive Officer(9)	2007	440,000	—	—	1,271,251	330,000	86,131	2,127,382

(1)	The amounts reported represent the dollar amount recognized with respect to each of the executive officers as compensation costs for financial reporting purposes (excluding forfeiture assumptions) in accordance with SFAS No. 123R in the applicable fiscal year. The amounts include amounts attributable to awards granted during and before such fiscal year. Compensation cost for shares of restricted stock granted during fiscal 2008 is recognized on a straight-line basis over the requisite service period with fair value measured by the NYSE closing price of the Common Stock on the date of grant. The weighted average assumptions used to determine compensation cost for stock options granted during fiscal 2008, fiscal 2007 and fiscal 2006 are included in Note 13 to the Company’s audited consolidated financial statements for the fiscal year ended April 30, 2008, included in the Company’s Annual Report on Form 10-K filed with the SEC on June 30, 2008.
(2)	No annual performance bonuses were earned by any of the executive officers for fiscal year 2008. The amounts reported for 2007 represent the annual performance bonus earned by each executive officer for fiscal year 2007 under the Company’s Equity and Incentive Plan. Such amounts were paid in June 2007.
(3)

The amounts reported for 2008 include the following: (a) perquisites and other personal benefits for: (i) Mr. Yerington consisting of $12,672 for a car for commutation and other personal transportation, $5,000 for financial planning and related services, $7,500 for a perquisite allowance in lieu of financial planning and related services; $942 for reimbursement for travel by spouse, $130,343 for reimbursement of relocation expenses and $35,000 for a relocation expense allowance; (ii) Mr. Heimbouch consisting of $8,408 for a car for commutation and other personal transportation and $7,500 for a perquisite allowance in lieu of financial planning and related services; (iii) Mr. O’Brien consisting of $2,181 for a car for commutation and other personal transportation and $7,500 for financial planning and related services; (iv) Mr. Barnett consisting of $13,368 for a car for commutation and other personal transportation and $7,500 for a perquisite allowance in lieu of financial planning and related services; (v) Mr. Foster consisting of $7,500 for financial planning and related services; $67,917 for reimbursement of relocation expenses; and $10,000 for a perquisite allowance in lieu of a car for commutation and other personal transportation; and (vi) Mr. Lister consisting of $16,298 for a car for commutation and other personal transportation, $10,000 for a perquisite allowance in lieu of financial planning and related services and $942 for reimbursement for travel by spouse; (b) matching contributions to the Jackson Hewitt Employee Savings Plan for Messrs. Yerington, Heimbouch, O’Brien, Barnett, Foster and Lister, respectively, of $13,385, $14,535, $5,850, $13,753, $7,039 and $5,377; (c) tax gross-ups for car for commutation and other personal transportation for Messrs. Yerington, Heimbouch, O’Brien, Barnett and Lister, respectively, of $7,237, $4,801, $1,246, $7,634 and $14,081; (d) tax gross-up for relocation expenses and related relocation expense allowance for Mr. Yerington of $27,319 and for Mr. Foster of $38,787; (e) tax gross-up for financial planning and related services for Mr. Lister of $8,332; and (f) a cash severance payment to Mr. Lister of $2,980,523 and $5,755 for continued medical and dental benefits after his termination date.

Perquisites and other personal benefits are valued on the basis of the aggregate incremental cost to the Company. The Company calculates the aggregate incremental cost to the Company for cars for commutation and other personal transportation as the cost of mileage for personal use of the car multiplied by the Internal Revenue Service standard mileage rate. Executives are taxed on the imputed income attributable to personal use of Company cars and receive tax assistance from the Company with respect to these amounts. The Company values the benefit for travel by spouse based on the cost to the Company of airfare tickets and the benefit for financial planning and related services based on either the actual charge for services provided by the Company approved financial planner or the cost to the Company of a stipend to executive officers to select their own service providers. The Company values the benefit for relocation expenses based on the cost to the Company, including the cost of personalized assistance with the Company’s relocation provider, assistance in the sale of the executive officer’s current residence, movement of all household goods and assistance in the purchase of the executive officer’s new home.

(4)	In connection with his promotion on October 9, 2007 to President and Chief Executive Officer, Mr. Yerington’s base salary was increased from $400,000 to $500,000. Mr. Yerington commenced employment with the Company on July 24, 2006. The amount reported in the fiscal 2007 salary column represents a pro-rata portion of his $350,000 annual base salary based on the number of days Mr. Yerington was employed by the Company during fiscal 2007.
(5)	In connection with his promotion on October 9, 2007 to Senior Executive Vice President and Chief Operating Officer, Mr. Heimbouch’s base salary was increased from $320,000 to $475,000 and his annual performance bonus target as a percentage of his then current base salary was increased from 80% to 100%. The amount reported in the fiscal 2008 bonus column represents a $150,000 discretionary bonus and a $500 holiday bonus paid to all full-time eligible employees (other than Mr. Yerington) in December 2007.
(6)	Mr. O’Brien commenced employment with the Company on January 2, 2008. The amount reported in the fiscal 2008 salary column represents a pro-rata portion of his $325,000 annual base salary based on the number of days Mr. O’Brien was employed by the Company during fiscal 2008. The amount reported in the fiscal 2008 bonus column represents a $50,000 sign-on bonus.
(7)	The amount reported in the fiscal 2008 bonus column represents a $60,000 discretionary bonus paid in July 2008 and a $500 holiday bonus paid to all full-time eligible employees (other than Mr. Yerington) in December 2007.
(8)	Mr. Foster commenced employment with the Company on November 5, 2007. The amount reported in the salary column represents a pro-rata portion of his $305,000 salary based on the number of days Mr. Foster was employed by the Company during fiscal 2008. The amount reported in the fiscal 2008 bonus column consists of a sign-on bonus of $95,000, a $35,000 bonus based on Mr. Foster’s achievement of certain short-range goals related to specific marketing activities and a $500 holiday bonus paid to all full-time eligible employees (other than Mr. Yerington) in December 2007.

(9)	Mr. Lister was Chairman of the Board and Chief Executive Officer of the Company until October 9, 2007 when his employment was terminated without cause. Under the without cause termination provision of the Employment agreement between the Company and Mr. Lister, all of Mr. Lister’s outstanding and unvested stock options vested on October 9, 2007 and as a result, the Company incurred compensation cost of $2,908,566 related to the accelerated vesting of 415,894 stock options. This amount is included in the amount reported in the “Option Awards” column.

Grants of Plan-Based Awards in Fiscal 2008

The table below provides information about plan-based equity awards granted to the executive officers in fiscal 2008 and plan-based non-equity awards earned in fiscal 2008.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)	All Other Stock Awards: Number of Shares of Stocks or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (2)
		Target ($)
Michael C. Yerington	5/23/07	—	—		67,644		29.51	601,355
	10/11/07	—	—		42,711	(3)	29.80	375,000
	10/11/07	—	12,584	(4)	—		—	375,000
		600,000	—		—		—	—

Mark L. Heimbouch	5/23/07	—			39,459		29.51	350,791
	10/11/07	—			34,169	(5)	29.80	300,000
	10/11/07	—	10,067	(6)	—		—	300,000
		475,000	—		—		—	—

Daniel P. O’Brien	3/6/08	—	—		102,740	(7)	12.97	300,000
		86,667	—		—		—	—

Steven L. Barnett	5/23/07	—	—		39,459		29.51	350,791
		254,980	—		—		—	—

Douglas K. Foster	12/4/07	—	—		28,835	(7)	31.07	250,000
		183,000	—		—		—	—

Michael D. Lister	5/23/07	—	—		78,918		29.51	701,581

(1)	Represents the potential payout range for annual performance bonuses under the Equity and Incentive Plan. In fiscal 2008, the target payout levels as a percentage of base salary for Messrs. Yerington, Heimbouch, O’Brien, Barnett and Foster were 120%, 100%, 80% (pro-rated), 80% and 60% (not-pro rated), respectively. For fiscal 2009, the target payout levels for Messrs. Yerington, Heimbouch, O’Brien, Barnett and Foster remain unchanged. The employment agreements for Messrs. Yerington, Heimbouch and Barnett also provide that the executive officer must be provided with an annual bonus opportunity of not less than 200% of target bonus. There are no thresholds or maximums. See “Compensation Discussion and Analysis—Components of Executive Officer Compensation—Annual Performance Bonuses” on page 15 for additional information. The final amounts earned for fiscal 2008 can be found in the Summary Compensation Table on page 21 in the column entitled “Non-Equity Incentive Plan Compensation.”
(2)	Assumptions made in the calculation of these amounts are included in Note 13 to the Company’s audited consolidated financial statements for the fiscal year ended April 30, 2008, included in the Company’s Annual Report on Form 10-K filed with the SEC on June 30, 2008.
(3)	On October 11, 2007, in connection with his promotion to President and Chief Executive Officer, Mr. Yerington was granted 42,711 stock options pursuant to the Equity and Incentive Plan, vesting over five years, one fifth on each of the first five anniversaries of the date of grant, subject to continued employment on the vesting date.

(4)	On October 11, 2007, in connection with his promotion to President and Chief Executive Officer, Mr. Yerington received 12,584 shares of restricted common stock, pursuant to the Equity and Incentive Plan, vesting over three years, one third on each of the first three anniversaries of the date of grant, subject to continued employment on the vesting date.
(5)	On October 11, 2007, in connection with his promotion to Senior Executive Vice President and Chief Operating Officer, Mr. Heimbouch was granted 34,169 stock options pursuant to the Equity and Incentive Plan vesting over five years, one fifth on each of the first five anniversaries of the date of grant, subject to continued employment on the vesting date.
(6)	On October 11, 2007, in connection with his promotion to Senior Executive President and Chief Operating Officer, Mr. Heimbouch received 10,067 shares of restricted common stock, pursuant to the Equity and Incentive Plan, vesting over three years, one third on each of the first three anniversaries of the date of grant, subject to continued employment on the vesting date.
(7)	Represents initial option grant in connection with the executive officer’s commencement of employment with the Company.

Employment Agreements

Some of the compensation reflected in the above tables reflect the terms of the employment agreements that the Company has entered into with several of the executive officers. The following summary identifies the material terms of these agreements.

On December 4, 2007, the Company entered into amended and restated employment agreements with each of Messrs. Yerington and Heimbouch. The amended and restated employment agreements amend and restate the terms of the employment agreements between the Company and Messrs. Yerington and Heimbouch dated as of August 8, 2006 and July 20, 2006, respectively. The employment agreement with Mr. Barnett was effective as of July 20, 2006. The Company intends to enter into written employment agreements with Messrs. O’Brien and Foster.

The employment agreements for Messrs. Yerington, Heimbouch and Barnett provided each executive officer with an annual base salary in fiscal 2008 of $500,000, $475,000 and $318,725, respectively. Each executive officer is eligible to receive annual increases with consideration given to the published Consumer Price Index applicable to the New York/New Jersey greater metropolitan area. In light of the base salary increases awarded Messrs. Yerington and Heimbouch in October 2007 in connection with their promotions, the base salaries for Messrs. Yerington and Heimbouch were not increased for fiscal 2009. The base salary for Mr. Barnett for fiscal 2009 was increased to $325,100. The employment agreements for Messrs. Yerington, Heimbouch and Barnett provide each executive officer with an annual target bonus opportunity, subject to attainment of Company and individual performance goals, equal to a specified percentage of the executive officer’s base salary in the applicable year. The annual bonus targets may be adjusted from time to time. In fiscal 2008, the target payout levels as a percentage of base salary for Messrs. Yerington, Heimbouch and Barnett were 120%, 100% and 80%, respectively. For fiscal 2009, the target payout levels for Messrs. Yerington, Heimbouch and Barnett remain unchanged from fiscal 2008. Each executive officer’s employment agreement also requires that he must be provided with an annual bonus opportunity of not less than 200% of target bonus. Pursuant to their employment agreements, Messrs. Yerington, Heimbouch and Barnett are each eligible to receive annual or periodic grants of long-term incentive awards, subject to the sole and complete discretion of the Board of Directors or the Compensation Committee. Each executive officer is also entitled to participate in all other compensation and employee benefit plans or programs offered generally to employees of the Company and each will receive all perquisites offered to executive officers of the Company. Mr. Yerington’s employment agreement provides that he will continue to serve as a member of the Board of Directors while he is employed by the Company, subject to re-election and that the Company will continue to re-nominate him for election to the Board of Directors while he is employed by the Company.

Each employment agreement contains important restrictive covenants intended to protect the Company’s confidential information, prevent the executive officer from making disparaging remarks about the Company and limit each executive officer’s ability to compete against the Company or solicit the Company’s employees. Pursuant to the employment agreements, each executive officer is obligated to maintain the confidentiality of information learned during the course of his employment during the period of his employment and thereafter. Additionally, during the executive officer’s period of employment and for a limited time thereafter, the executive officer is prohibited from competing with the Company, making disparaging remarks about the Company and from soliciting any of the Company’s employees. The post termination period for these restrictive covenants is two years following the executive officer’s termination of employment due to a without cause termination or resignation due to a constructive discharge and one year following the executive officer’s termination in all other cases. The Company has the right to seek injunctive relief to enforce these restrictive covenants.

Outstanding Equity Awards at 2008 Fiscal Year End

The table below summarizes the outstanding option and stock awards held by each executive officer as of April 30, 2008.

	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Name	Exercisable		Unexercisable
Michael C. Yerington	10,056	(1)	30,169	(1)	34.91	07/24/16	—		—
	—		67,644	(2)	29.51	05/23/17	—		—
	—		42,711	(3)	29.80	10/11/17	—		—
							12,584	(4)	187,627

Mark L. Heimbouch	62,396	(5)	20,799	(5)	17.00	06/25/14	—		—
	33,167	(6)	33,168	(6)	20.45	05/26/15	—		—
	10,936	(7)	32,809	(7)	32.59	05/25/16	—		—
	—		39,459	(2)	29.51	05/23/17	—		—
	—		34,169	(3)	29.80	10/11/17	—		—
							10,067	(4)	150,099

Daniel P. O’Brien	—		102,740	(9)	12.97	03/06/18	—		—

Steven L. Barnett	34,317	(5)	11,440	(5)	17.00	06/25/14	—		—
	39,386	(6)	39,387	(6)	20.45	05/26/15	—		—
	10,936	(7)	32,809	(7)	32.59	05/25/16	—		—
	—		39,459	(2)	29.51	05/23/17	—		—

Douglas K. Foster	—		28,835	(8)	31.07	12/04/17	—		—

Michael D. Lister	137,987	(10)	—		20.45	1/15/09	—		—
	186,606	(10)	—		24.85	1/15/09	—		—
	131,234	(10)	—		32.59	1/15/09	—		—
	78,918	(10)	—		29.51	10/09/09	—		—

(1)	These options were granted on July 24, 2006. The options vest 25% on the first, second, third and fourth anniversaries of the grant date, subject to continued employment on the vesting date.
(2)	These options were granted on May 23, 2007. The options vest 20% on the first, second, third, fourth and fifth anniversaries of the grant date, subject to continued employment on the vesting date.
(3)	These options were granted on October 11, 2007. The options vest 20% on the first, second, third, fourth and fifth anniversaries of the grant date, subject to continued employment on the vesting date.

(4)	These shares of restricted stock were granted on October 11, 2007. One third of the shares of restricted stock vest on the first, second and third anniversaries of the grant date, subject to continued employment on the vesting date.
(5)	These options were granted on June 25, 2004. The options vest 25% on the first, second, third and fourth anniversaries of the grant date, subject to continued employment on the vesting date.
(6)	These options were granted on May 26, 2005. The options vest 25% on the first, second, third and fourth anniversaries of the grant date, subject to continued employment on the vesting date.
(7)	These options were granted on May 25, 2006. The options vest 25% on the first, second, third and fourth anniversaries of the grant date, subject to continued employment on the vesting date.
(8)	These options were granted on December 4, 2007. The options vest 20% on the first, second, third, fourth and fifth anniversaries of the grant date, subject to continued employment on the vesting date.
(9)	These options were granted on March 6, 2008. The options vest 20% on the first, second, third, fourth and fifth anniversaries of the grant date, subject to continued employment on the vesting date.
(10)	Under the without cause termination provision of the employment agreement between the Company and Mr. Lister, all of these stock options vested on October 9, 2007.

Option Exercises and Stock Vested in Fiscal 2008

The table below summarizes the options exercised by each executive officer in fiscal 2008.

Option Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Exercise ($)
Michael C. Yerington	—	—
Mark L. Heimbouch	—	—
Daniel P. O’Brien	—	—
Steven L. Barnett	—	—
Douglas K. Foster	—	—
Michael D. Lister	583,383	$10,084,960

Nonqualified Deferred Compensation in Fiscal 2008

The table below sets forth information with respect to the Company’s Nonqualified Deferred Compensation Plan for each of the executive officers in fiscal 2008.

Name	Executive Contributions in Last FY ($) (1)	Jackson Hewitt Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (4)
Michael C. Yerington	105,000	10,500	3,401	—	118,901
Mark L. Heimbouch	14,400	9,600	(1,718)	—	178,855
Daniel P. O’Brien(5)	—	—	—	—	—
Steven L. Barnett	9,150	9,150	909	(87,059)	19,197
Douglas K. Foster(5)	—	—	—	—	—
Michael D. Lister(6)	66,000	26,400	(9,986)	—	800,385

(1)	The amounts represent annual performance bonuses the executive officer earned for fiscal 2007 but elected to defer. The annual performance bonuses earned in fiscal 2007 were included in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table for fiscal 2007. No annual performance bonuses were earned in fiscal 2008.
(2)	These amounts are also included in the “All Other Compensation” column in the Summary Compensation Table for fiscal 2007.

(3)	None of the earnings in this column are included in the Summary Compensation Table because they were not preferential or above market.
(4)	Of the total amounts shown in this column, the following amounts represent the portion of each executive officer’s annual performance bonuses that the executive officer previously elected to defer: for Mr. Yerington, $105,000; for Mr. Heimbouch, $85,057; for Mr. Barnett, $64,929; and for Mr. Lister, $519,000. These amounts have been included in the “Non-Equity Incentive Plan Compensation” (for 2007) and “Bonus” (for 2006 and prior) columns in the Summary Compensation Table in prior years’ proxy statements. The total amounts shown in this column also include the following matching contributions by the Company to the Company’s Nonqualified Deferred Compensation Plan: for Mr. Yerington, $10,500; for Mr. Heimbouch, $69,205; for Mr. Barnett, $64,929; and for Mr. Lister, $191,100. These amounts have been included in the “All Other Compensation” column in the Summary Compensation Table in prior years’ proxy statements.
(5)	Messrs. O’Brien and Foster commenced employment with the Company during fiscal 2008.

(6)	In July 2008, Mr. Lister received a distribution of $732,688.

The Company’s Nonqualified Deferred Compensation Plan is a nonqualified, unfunded, deferred compensation plan under Section 409A of the Code. Only a select group of management, including the executive officers, is eligible for this plan. Pursuant to the Nonqualified Deferred Compensation Plan, executive officers can defer up to 100% of their annual performance bonus, and the Company matches 100% of the first 8% of such executive officer’s contribution. Participants can select one or more funds and can allocate their accounts in whole percentages. Participants may change their funds on a daily basis. The Company establishes individual, notional accounts for each employee who makes contributions to the Nonqualified Deferred Compensation Plan. A participant’s account is credited at least monthly based upon the change in the unit value attributable to the investment options selected by the Participant, less expenses. Participants are fully vested in the funds credited to their accounts at all times.

Upon enrollment in the Nonqualified Deferred Compensation Plan, the participant may elect when distributions are to begin and the form of distributions. The participant may elect to begin receiving distributions on July 1 of any calendar year that is twelve (12) months after the effective date of the participant’s participation in the Nonqualified Deferred Compensation Plan. The participant may also elect whether in the event of disability to receive payment at the elected fixed date or on the first day of the month following the date that is sixty (60) days following the date of the participant’s disability. Participants may elect to receive payment of distributions in either a lump sum or in annual installments over a period of two (2) to twenty (20) years. If the participant does not elect a time for distributions to begin or fails to make an election regarding the form of distributions, the Company will pay any distributions in a single lump sum on July 1 of the calendar year following the calendar year in which the individual’s separation of service (as defined in the Nonqualified Deferred Compensation Plan) occurs. A participant may change the date when distributions are to begin and the form of distributions provided that the change will not take effect until twelve (12) months from the date such change. The change must be submitted at least twelve (12) months prior to the date the payment or the first amount was scheduled to be paid and, except with respect to payments made due to disability, death or unforeseeable emergency (as defined in the Nonqualified Deferred Compensation Plan), the change must result in the redeferral of any payments to which the election relates for a period of at least five (5) years from the date such payment or the first amount would otherwise have been paid.

Despite any election that the participant may make, the Company will pay any distributions to the participant in a single lump sum on the earliest to occur of (i) the participant’s death (to be paid on the first day of the month that is sixty (60) days following such date of death), (ii) upon the participant’s separation of service for reasons other than retirement or disability (to be paid in July of the calendar year following the calendar year in which the participant’s employment with the Company terminates) or (iii) upon a change-in-control (to be paid on the first day of the month that is sixty (60) days following the date of the change-in-control). If a participant is a specified employee (as defined in the Nonqualified Deferred Compensation Plan), distributions will commence on the first day of the seventh calendar month following the participant’s separation from service. If a participant has an unforeseeable emergency, the Compensation Committee may, in its sole discretion, permit a lump sum distribution to the participant of all or a portion of the participant’s vested interest.

Potential Payments Upon Termination or Change in Control

Messrs. Yerington, Heimbouch and Barnett

Pursuant to the employment agreements for Messrs. Yerington, Heimbouch and Barnett, the Company is obligated to make certain severance payments in the event that the executive officer’s employment with the Company is terminated. The compensation payable to each of these executive officers upon such termination is summarized below. The amounts shown assume that the executive officer’s termination of employment was effective as of April 30, 2008. The dollar value of accelerated unvested equity awards are based on a price per share of Common Stock of $14.91, the closing market price of the Common Stock as of April 30, 2008. The amounts shown below are only estimates of the amounts which would be paid out to the executive officers upon their termination. The actual amounts to be paid out can only be determined at the time of such executive officer’s separation from the Company. The amounts do not include payments and benefits generally provided to salaried employees of the Company, including accrued salary and vested benefits under Company plans.

Disability or Death. In the event of the termination of an executive officer’s employment due to disability or upon his death, the Company will pay the individual or his estate in a single payment a pro rata portion of the executive officer’s incentive compensation award in respect of the fiscal year in which the event occurred (paid at target level). In the case of an executive officer’s death, the incentive compensation award will not be prorated if the executive officer’s death occurs in the last four months of the fiscal year. Upon the termination of an executive officer’s employment due to disability or an executive officer’s death, all of the executive officer’s outstanding and unvested stock options and any other equity awards or other incentive or compensation that is subject to vesting becomes immediately and fully vested and exercisable and all vested options remain exercisable for 24 months following such event.

In the event of the termination of their employment due to disability or death effective April 30, 2008, Messrs. Yerington and Heimbouch would have been entitled to accelerated unvested equity awards valued at $187,627 and $150,099, respectively.

Without Cause Termination and Resignation Due to Constructive Discharge. In the event that the Company terminates the executive officer’s employment without cause (as defined in the executive officer’s employment agreement) or the executive officer resigns his employment due to a constructive discharge (as defined in the executive officer’s employment agreement), the Company will pay the executive officer in a single payment a cash severance benefit of 200% (299% if such event occurs within one year following a change-in-control) of the sum of the executive officer’s then current base salary plus target annual bonus and an amount equal to the incentive compensation award at target level for the year in which the termination occurs. Additionally, all of the executive officer’s outstanding and unvested stock options and any other equity awards or other incentive or compensation that is subject to vesting becomes immediately and fully vested and exercisable and all outstanding options remain exercisable until the later of (i) December 31st of the year in which they would otherwise have expired or (ii) the 15th day of the 3rd month following the month in which they would have expired. Options granted after the date of execution of the executive officer’s first employment agreement with the Company remain exercisable until the later of the foregoing and the second anniversary of the date of termination (subject to the original expiration date of the option).

Upon the occurrence of a without cause termination or constructive discharge, each executive officer is also entitled to continued coverage under all health and welfare plans for the executive officer and members of his immediate family, including medical and dental benefits, for up to 24 months with the executive officer’s cost being no greater than the cost applicable to the executive officer had the executive officer been an active full time employee of the Company at such time. Each employment agreement also provides that if employment is terminated by the Company other than for cause or if the executive officer resigns under a constructive discharge, and if any payments or benefits that such executive officer receives with respect to his equity-based awards will be subject to the excise tax imposed on “excess parachute payments” under Section 4999 of the Code, the Company is obligated to pay to such executive officer an additional “gross-up” payment such that such executive officer will be made whole with respect to those payments or benefits under such executive officer’s equity-based awards. The severance payments described above are subject to the executive officer executing a release of claims in the Company’s favor.

In the event of a without cause termination or resignation due to a constructive discharge effective April 30, 2008, Mr. Yerington is entitled to a cash severance benefit of $2,800,000 ($3,889,000 if the without cause termination or constructive discharge occurs within one year following a change-in-control of the Company), accelerated unvested equity awards valued at $187,627 and medical and dental benefits valued at $22,066.

In the event of a without cause termination or resignation due to a constructive discharge effective April 30, 2008, Mr. Heimbouch is entitled to a cash severance benefit of $2,375,000 ($3,315,500 if the without cause termination or constructive discharge occurs within one year following a change-in-control of the Company), accelerated unvested equity awards valued at $150,099 and medical and dental benefits valued at $33,443.

In the event of a without cause termination or resignation due to a constructive discharge effective April 30, 2008, Mr. Barnett is entitled to a cash severance benefit of $1,354,581 ($1,906,772 if the without cause termination or constructive discharge occurs within one year following a change-in-control of the Company) and medical and dental benefits valued at $33,630.

Termination for Cause and Resignation Other Than Due to Constructive Discharge. If the Company terminates an executive officer’s employment for cause (as defined in the executive officer’s employment agreement) or the executive officer resigns other than due to a constructive discharge, the executive officer has the right to exercise all outstanding vested stock options within twelve (12) months following such termination.

Messrs. O’Brien and Foster

If Mr. O’Brien’s or Mr. Foster’s employment with the Company terminates without cause within the first 12 months of employment, the Company will provide the executive officer with 12 months of his then current base salary as severance. If the executive officer’s employment terminates after 12 months of employment, the Company will provide the executive officer with 18 months of his then current base salary as severance. Accordingly, in the event of a without cause termination effective April 30, 2008, Messrs. O’Brien and Foster are entitled to a cash severance benefit of $325,000 and $305,000, respectively.

Mr. Lister

On October 9, 2007, Mr. Lister was terminated without cause. Under the without cause termination provision of his employment agreement, Mr. Lister received (i) a cash payment of $2,980,523, (ii) the vesting of 415,894 outstanding and unvested stock options, (iii) extension of up to two years in the post-termination right to exercise stock options, and (iv) continued coverage under the Company’s health and welfare plans at employee rates for up to 24 months.

DIRECTOR COMPENSATION

The table below summarizes the compensation earned by the Company’s non-employee directors during fiscal 2008. Each of the Directors below served for the entire fiscal year. Members of the Board of Directors who are also officers or employees of the Company do not receive compensation for serving as a director (other than reimbursement of travel-related expenses for meetings held outside of our corporate headquarters).

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	All Other Compensation ($) (3)	Total ($)
Ulysses L. Bridgeman, Jr.(4)	$42,500	$42,500	$5,542	$90,542
Rodman L. Drake(4)	—	$85,000	$8,866	$93,866
Margaret Milner Richardson(5)	$43,600	$65,400	$7,376	$116,376
Louis P. Salvatore(6)	—	$105,000	$9,064	$114,064
James C. Spira(7)	$47,500	$47,500	$5,903	$100,903

(1)	Messrs. Bridgeman and Spira receive 50% of their retainer and fees in cash and 50% in RSUs. Messrs. Drake and Salvatore elected to receive all of their retainer and fees in RSUs. Ms. Richardson elected to receive 40% of her retainer and fees in cash and 60% in RSUs.
(2)	The amounts represent the dollar amount recognized for financial statement reporting purposes in fiscal 2008 and for Messrs. Bridgeman and Spira equal 50% of their retainer and fees, for Messrs. Drake and Salvatore equal all of their retainer and fees and for Ms. Richardson equals 40% of her retainer and fees. The number of RSUs credited to each Director’s account in fiscal 2008 was calculated by dividing the amount deferred by the NYSE closing price of the Common Stock as of each deferral date in fiscal 2008 ($27.20 on July 31, 2007, $31.25 on October 31, 2007, $22.13 on January 31, 2008 and $14.91 on April 30, 2008). Each such RSU award was fully vested at the time of grant; accordingly, such figure also represents the grant date fair value of the award, computed in accordance with SFAS No. 123R. The aggregate number of RSUs outstanding for each Non-Employee Director as of April 30, 2008 was as follows: Mr. Bridgeman, 9,231; Mr. Drake, 15,306; Ms. Richardson, 12,565; Mr. Salvatore, 16,223; and Mr. Spira, 9,903.
(3)	Amounts reflect the dollar value of dividend equivalents credited on RSUs in fiscal 2008.
(4)	Member of Compensation Committee and Corporate Governance Committee.
(5)	Chair of Corporate Governance Committee, Member of Audit Committee, and Presiding Director. Ms. Richardson is also Chair of the Board but receives no additional compensation for this role.
(6)	Chair of Audit Committee.
(7)	Chair of Compensation Committee and Member of Audit Committee.

The Company uses a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on the Board of Directors. In setting director compensation, the Company considers the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill-level required by the Company of members of the Board of Directors. The Company’s compensation package for non-employee directors in fiscal 2008 consisted of:

•	an annual retainer of $85,000;

•	annual fees of $20,000, $10,000 and $9,000 to the chairs of the Audit, Compensation and Corporate Governance Committees, respectively;

•	a $15,000 stipend to the Presiding Director; and

•	reimbursement for expenses incurred in the performance of their duties as directors.

All new directors are given a $50,000 new director equity grant upon commencement of their service on the Board. No new director equity grants were awarded in fiscal 2008.

The annual retainer, all committee chairperson stipends and the Presiding Director stipend are paid to the Company’s non-employee directors in installments on a quarterly basis and are paid 50% in cash and, pursuant to the Equity and Incentive Plan, 50% in the form of RSUs. The number of RSUs so granted is determined by dividing the value of the compensation to be paid in the form of RSUs by the fair market value per share of Common Stock as of the date of grant. Each RSU is immediately vested and non-forfeitable and entitles the holder to receive one share of Common Stock 60 days immediately following the date upon which such director’s service as a member of the Board of Directors terminates for any reason.

Pursuant to the Company’s Non-Employee Directors Deferred Compensation Plan, each non-employee director may elect to defer up to 100% of such director’s annual retainer, as well as such other fees, stipends and payments determined by the Company to be eligible for deferral that are, in each case, otherwise payable in cash. To participate in the Non-Employee Directors Deferred Compensation Plan, the director must complete a deferral election form. Once a director has elected to defer any portion of the director’s fees, the election may not be revoked and continues in force for the remainder of the director’s service as a member of the Board of Directors. At least 30 days prior to the beginning of a fiscal year, a director may, however, revoke or revise his or her deferral election. The Company establishes a separate deferred compensation account on its books in the name of each director who has elected to participate in the Non-Employee Directors Deferred Compensation Plan. A number of RSUs or, in the Compensation Committee’s discretion, cash is credited to each director’s account as of each date on which amounts deferred under the Non-Employee Directors Deferred Compensation Plan would otherwise have been paid to such director. Historically, the Compensation Committee has deferred amounts in RSUs rather than cash. The number of RSUs credited to a director’s account is calculated by dividing the amount deferred by the NYSE closing price of the Common Stock as of each deferral date. The RSUs credited to the director’s account are immediately vested and non-forfeitable. Additional RSUs are credited to a director’s account as of each date on which cash dividends and/or special dividends and distributions are paid with respect to Common Stock, provided that at least one RSU is credited to such director’s account as of the record date for such dividend distribution. Each director receives a one-time distribution of Common Stock with respect to all RSUs then credited to such director’s account within 60 days immediately following the date upon which such director’s service as a member of the Board of Directors terminates for any reason.

REPORT OF AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon. The Audit Committee reviews and oversees these processes, including oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s independent auditors’ qualifications and independence, (iii) the performance of the Company’s independent auditors and the Company’s internal audit function and (iv) the Company’s compliance with legal and regulatory requirements.

In this context, the Audit Committee reviewed and discussed the consolidated financial statements with management and the independent auditors. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Codification of Statements on Auditing Standards, AU 380).

In addition, the Audit Committee discussed with the independent auditors the auditors’ independence from the Company and its management, and the independent auditors provided to the Audit Committee the written disclosures and letter required from the independent auditors by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended April 30, 2008 for filing with the SEC. The Audit Committee and the Board also have recommended, subject to stockholder ratification, the selection of the Company’s independent auditors for the fiscal year ending April 30, 2009.

AUDIT COMMITTEE

Louis P. Salvatore, Chairman

Margaret Milner Richardson

James C. Spira

PROPOSALS TO BE VOTED ON AT THE MEETING

ELECTION OF DIRECTORS

PROPOSAL NO. 1

The Board of Directors has nominated Ulysses L. Bridgeman, Jr. and Rodman L. Drake to be elected at the Meeting to serve as Class I directors for a three-year term ending at the 2011 Annual Meeting of Stockholders and until their successors are duly elected and qualified. All nominees are currently Directors of the Company. The terms of Messrs. Salvatore and Spira expire at the Company’s Annual Meeting of Stockholders to be held in 2009. The terms of Mr. Yerington and Ms. Richardson expire at the Company’s Annual Meeting of Stockholders to be held in 2010. For certain information regarding each nominee and continuing Directors, see “Board of Directors—Biographical Information for the Nominees and Continuing Directors” on page 4.

Each nominee has consented to being named in this Proxy Statement and to serve if elected. If, prior to the Meeting, any nominee should become unavailable to serve, the shares of Common Stock represented by a properly executed and returned proxy will be voted for such additional person as shall be designated by the Board of Directors, unless the Board of Directors determines to reduce the number of directors in accordance with the Company’s Amended and Restated Certificate of Incorporation and By-Laws.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH NOMINEE AS DIRECTOR. UNLESS MARKED TO THE CONTRARY, PROXIES RECEIVED BY THE COMPANY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES LISTED ABOVE.

APPROVAL OF AMENDMENT TO OUR CERTIFICATE OF INCORPORATION

PROPOSAL NO. 2

Our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Amended and Restated By-Laws (the “By-Laws”) currently provide that the Board is divided into three classes, with each director serving a three-year term. At each annual meeting, only one class of directors is considered for election to succeed those directors whose terms expire at the meeting.

On July 17, 2008, the Board approved, subject to stockholder approval at this annual meeting, an amendment to our Certificate of Incorporation to eliminate the classification of the Board beginning with the 2009 annual meeting. If stockholders approve the amendment to the Certificate of Incorporation, the terms of all directors will expire at each year’s annual meeting, and their successors will be elected for one-year terms expiring at the next annual meeting. If the amendment is approved, a corresponding amendment will be made to our By-Laws. The proposed amendments are reflected in the marked copy of the proposed form of Certificate of Incorporation attached to this Proxy Statement as Appendix A and the marked copy of the proposed form of By-Laws attached to this Proxy Statement as Appendix B.

This proposal is the product of the Board’s ongoing review of corporate governance matters. While the Board believes that a classified board structure can promote continuity and stability, reinforce a commitment to a long-term point of view and reduce a company’s vulnerability to coercive takeover tactics, it also believes that the annual election of directors would increase the Board’s accountability to stockholders by providing stockholders with a means for evaluating each director each year.

If this proposal is approved by the stockholders, then commencing with the 2009 annual meeting, the Board will be declassified and all directors will stand for election for a one-year term. Approval of the proposal requires the affirmative vote of 60% of the Company’s outstanding shares. If this proposal is not approved by the stockholders, the Board will remain classified and our directors will continue to serve three-year terms. Each member of the Board whose term would otherwise expire after the 2009 annual meeting (including Mr. Bridgeman and Mr. Drake, if they are re-elected at this year’s annual meeting) has agreed to voluntarily relinquish the remaining years of his or her term in office, effective at the 2009 annual meeting. At such time, all directors will stand for election for a one-year term.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL. UNLESS MARKED TO THE CONTRARY, PROXIES RECEIVED BY THE COMPANY WILL BE VOTED “FOR” THIS PROPOSAL.

ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

PROPOSAL NO. 3

As described above under “Executive Compensation—Compensation Discussion and Analysis—Executive Officer Compensation Philosophy,” the Company’s executive officer compensation philosophy is to deliver compensation in ways that support the following three primary business objectives:

•	aligning the interests of executive officers with the long-term interests of stockholders;

•	providing competitive levels of compensation which are conditioned on the attainment of specified performance targets; and

•	attracting, motivating and retaining the highest level of executive officer talent for the benefit of stockholders.

The Company believes that both the Company and stockholders benefit from responsive corporate governance policies and constructive and consistent dialogue. In furtherance of these goals, the Board of Directors, in consultation with the Corporate Governance Committee, has determined that the Company should voluntarily provide stockholders with the right to cast an advisory (non-binding) vote on the Company’s compensation programs.

The Board of Directors has determined that the best way to allow stockholders to endorse or not endorse the Company’s executive pay programs and policies is through the following resolution:

RESOLVED, that the stockholders approve the overall compensation policies and procedures employed by the Company, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement.

Because your vote is advisory, it will not be binding on the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL. UNLESS MARKED TO THE CONTRARY, PROXIES RECEIVED BY THE COMPANY WILL BE VOTED “FOR” THIS PROPOSAL.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL NO. 4

Deloitte & Touche LLP has been appointed by the Board of Directors as the Company’s independent registered public accounting firm for the fiscal year ending April 30, 2009. A representative of Deloitte & Touche LLP is expected to be present at the Meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions of stockholders.

Principal Accounting Firm Fees. Fees billed to the Company by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”) for the fiscal years ended April 30, 2008 and April 30, 2007 consisted of:

Audit Fees. The aggregate audit fees billed to the Company for fiscal 2008 totaled $670,000 for the following services (excluding related out-of-pocket expenses): professional services rendered in connection with the audit of the Company’s consolidated financial statements for the fiscal year ended April 30, 2008, the review of the Company’s consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q during fiscal 2008, the fiscal 2008 audit of effectiveness of internal control over financial reporting with the objective of obtaining reasonable assurance as to whether effective internal control over financial reporting was maintained in all material respects.

The aggregate audit fees billed to the Company for fiscal 2007 totaled $827,501 for the following services (excluding related out-of-pocket expenses): professional services rendered in connection with the audit of the Company’s consolidated financial statements for the fiscal year ended April 30, 2007, the review of the Company’s consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q during fiscal 2007, the fiscal 2007 audit of effectiveness of internal control over financial reporting with the objective of obtaining reasonable assurance as to whether effective internal control over financial reporting was maintained in all material respects and the attestation of management’s report on the effectiveness of internal control over financial reporting.

Audit-Related Fees. The were no audit-related fees billed to the Company by Deloitte for products and services provided by Deloitte for fiscal 2008.

The aggregate audit-related fees billed to the Company for fiscal 2007 totaled $106,120 and consisted of assurance and related services related to employee benefit plan audits.

Tax Fees and All Other Fees. There were no other fees billed to the Company by Deloitte for products and services provided by Deloitte for fiscal 2008 or fiscal 2007 other than as set forth above.

The Company’s Audit Committee is responsible for appointing the Company’s independent auditor and approving the terms of the independent auditor’s services. The Audit Committee has established a policy for the pre-approval of all audit and permissible non-audit services to be provided by the independent auditor. The policy requires that prior to the beginning of each fiscal year, a description of the services anticipated to be performed by the independent auditor in the ensuing fiscal year be presented to the Audit Committee for approval. All services performed by the independent auditor in fiscal 2008 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee.

Any additional requests for audit, audit-related, tax and other services must be approved by the Audit Committee to the extent any single related service exceeds $50,000. The authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chairman of the Audit Committee. The Chairman will update the full Audit Committee at the next regularly scheduled meeting for any interim approvals granted.

As needed, the Audit Committee reviews the status of services and fees incurred year-to-date as compared to the original service list and the forecast of remaining services and fees for the fiscal year.

The policy contains a de minimis provision that operates to provide retroactive approval for permissible non-audit services under certain circumstances. No services were provided by Deloitte during fiscal 2008 under such provision.

Although stockholder action on this matter is not required, the appointment of Deloitte is being recommended to the stockholders for ratification. If the stockholders fail to ratify the appointment of Deloitte, the Audit Committee will reconsider whether or not to retain that firm.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL. UNLESS MARKED TO THE CONTRARY, PROXIES RECEIVED BY THE COMPANY WILL BE VOTED “FOR” THIS PROPOSAL.

STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

Proposals received from stockholders are given careful consideration by the Company in accordance with Rule 14a-8 under the Exchange Act. Such stockholder proposals are eligible for consideration for inclusion in the proxy statement for the 2009 Annual Meeting of Stockholders if they are received by the Company on or before April 16, 2009. Under the Company’s By-Laws, written notice of stockholder nominations to the Board of Directors and any other business proposed by a stockholder that is not submitted for inclusion in the Company’s Proxy Statement for the 2009 Annual Meeting of Stockholders under Rule 14a-8 of the Exchange Act, but is instead sought to be presented directly at the 2009 Annual Meeting, must be received by the Corporate Secretary of the Company between May 26, 2009 and June 25, 2009. Any proposal should be directed to the attention of the Corporate Secretary, Jackson Hewitt Tax Service Inc., 3  Sylvan Way, Parsippany, New Jersey 07054.

ADDITIONAL INFORMATION

Stockholders with Multiple Accounts. The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or from us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Jackson Hewitt Tax Service Inc., 3 Sylvan Way, Parsippany, New Jersey 07054, Attention: Investor Relations, or by calling Investor Relations at (973) 630-0821.

Solicitation of Proxies. The accompanying form of proxy is being solicited on behalf of the Board of Directors of the Company. The expenses of solicitation of proxies for the Meeting will be paid by the Company. In addition to the mailing of the proxy material, such solicitation may be made in person or by telephone, fax, Internet or email by Directors, officers and employees of the Company, who will receive no additional compensation therefor. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding material to beneficial owners of shares of Common Stock.

Electronic Access to Proxy Statement and Annual Report. This Proxy Statement and our 2008 Annual Report are available at www.jacksonhewitt.com/proxymaterials.

By Order of the Board of Directors

STEVEN L. BARNETT

Corporate Secretary Dated: August 14, 2008

APPENDIX A

AMENDMENT TO CERTIFICATE OF INCORPORATION

Article V

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(A)	The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(B)	The Board of Directors shall consist of not less than five or more than nine members, the exact number of which shall be fixed by the Incorporator and thereafter from time to time by the Board of Directors.

(C)	~~The~~Until the date of the 2009 annual meeting, the directors shall be divided into three classes, designated Class I, Class II and Class III~~. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The initial division of the Board of Directors into classes shall be made by the decision of the affirmative vote of a majority of the entire Board of Directors. The term of the initial Class I directors shall terminate on the date of the 2005 annual meeting; the term of the initial Class II directors shall terminate on the date of the 2006 annual meeting; and the term of the initial Class III directors shall terminate on the date of the 2007 annual meeting. At each succeeding annual meeting of stockholders beginning in 2005, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If~~, and the Board of Directors shall be considered classified for all purposes, including Section 141(d) and Section 141(k) of the DGCL. From and after the date of the 2009 annual meeting, the Board of Directors shall not be classified and directors shall be elected at each annual meeting for a one-year term expiring at the next annual meeting. Until the date of the 2009 annual meeting, if the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

(D)	A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

(E)	Subject to the terms of any one or more classes or series of Preferred Stock, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors may be filled by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. ~~Any~~Until the date of the 2009 annual meeting, any director of any class elected to fill a vacancy resulting from an increase in the number of directors of such class shall hold office for a term that shall coincide with the remaining term of that class. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor. ~~Subject~~Until the date of the 2009 annual meeting and subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any or all of the directors of the Corporation may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 60% of the voting power of the Corporation’s then issued and outstanding capital stock entitled to vote in the election of directors. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article V unless expressly provided by such terms.

(F)	In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

APPENDIX B

AMENDMENT TO BY-LAWS

Article III

Section 1. Number and Election of Directors. ~~The~~Until the date of the 2009 annual meeting of stockholders, (i) the directors shall be divided into three classes, designated Class I, Class II and Class III~~. Each~~, and (ii) each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire board of directors. ~~At each~~From and after the date of the 2009 annual meeting of stockholders, (a) the board of directors shall not be classified and (b) successors to the ~~class of~~ directors whose term expires at that annual meeting shall be elected for a ~~three~~one-year term and until their successors are duly elected and qualified. ~~If~~Until the date of the 2009 annual meeting of stockholders, if the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class or from the removal from office, death, disability, resignation or disqualification of a director or other cause shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors have the effect of removing or shortening the term of any incumbent director. Except as provided in Article III, Section 2, each director shall be elected by a majority of the votes cast with respect to the director at any meeting for the election of directors at which a quorum is present, provided that if as of a date that is fourteen (14) days in advance of the date the Corporation files its definitive proxy statement (regardless of whether or not thereafter revised or supplemented) with the Securities and Exchange Commission the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors.

For purposes of this Section 1, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast against that director. The board of directors has established procedures in its Corporate Governance Guidelines under which any director who is not elected shall offer to tender his or her resignation to the board of directors. The Corporate Governance Committee will make a recommendation to the board of directors on whether to accept or reject the resignation, or whether other action should be taken. The board of directors will act on the Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. Directors shall hold office until the next annual meeting and until their successors shall be duly elected and qualified. Directors need not be stockholders.

Section 2. Vacancies. Any vacancy on the board of directors that results from an increase in the number of directors may be filled by a majority of the board of directors then in office, provided that a quorum is present, and any other vacancy occurring on the board of directors may be filled by a majority of the board of directors then in office, even if less than a quorum, or by a sole remaining director. ~~Any~~Until the date of the 2009 annual meeting of stockholders, any director of any class elected to fill a vacancy resulting from an increase in the number of directors of such class shall hold office for a term that shall coincide with the remaining term of that class. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor.

Section 7. Resignations and Removals of Directors. Any director of the Corporation may resign at any time, by giving notice in writing to the Chair of the board of directors, the President or the Secretary of the Corporation. Such resignation shall take effect at the time therein specified or, if no time is specified, immediately; and, unless otherwise specified in such notice, the acceptance of such resignation shall not be necessary to make it effective. ~~Except~~Until the date of the 2009 annual meeting of stockholders, except as otherwise required by applicable law and subject to the rights, if any, of the holders of shares of preferred stock then outstanding, any director or the entire board of directors may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of at least 60% of the voting power of the shares entitled to vote at an election of directors.

ADMISSION TICKET

JACKSON HEWITT TAX SERVICE INC.

2008 Annual Meeting of Stockholders

Tuesday, September 23, 2008

10:00 a.m., local time

The Hanover Marriott

1401 Route 10 East

Whippany, NJ 07981

NON-TRANSFERABLE	NON-TRANSFERABLE

☐	¡

JACKSON HEWITT TAX SERVICE INC.

Proxy Solicited by the Board of Directors for the Annual Meeting

of Stockholders to be held on September 23, 2008

The undersigned stockholder of Jackson Hewitt Tax Service Inc. (“Jackson Hewitt”) hereby appoints Michael C. Yerington, Daniel P. O’Brien and Steven L. Barnett, and each of them individually, with full power of substitution, attorneys and proxies for the undersigned and authorizes them to represent and vote, as designated on the reverse side, all of the shares of common stock of Jackson Hewitt which the undersigned may be entitled, in any capacity, to vote at the Annual Meeting of Stockholders to be held at The Hanover Marriott located at 1401 Route 10 East, Whippany, NJ 07981 on Tuesday, September 23, 2008, at 10:00 a.m., local time, and at any adjournments or postponements of such meeting, for the following purposes, and with discretionary authority as to any other matters that may properly come before the meeting, all in accordance with, and as described in, the Notice and accompanying Proxy Statement. The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders dated August 14, 2008, and the accompanying Proxy Statement.

IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NAMED NOMINEES AND FOR PROPOSALS 2, 3 AND 4. THE PROXIES ARE HEREBY AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT, POSTPONEMENT OR OTHER DELAY THEREOF.

(Continued and to be marked, dated and signed on the reverse side.)

¡	14475	¡

ANNUAL MEETING OF STOCKHOLDERS OF

JACKSON HEWITT TAX SERVICE INC.

September 23, 2008

Please mark, sign, date and

mail your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

¡	00003330330000001000 8	092308

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

THE BOARD OF DIRECTORS OF JACKSON HEWITT RECOMMENDS A VOTE FOR THE LISTED NOMINEES AND FOR PROPOSALS 2, 3 AND 4.
		FOR	AGAINST	ABSTAIN
	1. Election of Directors: Ulysses L. Bridgeman, Jr.	☐	☐	☐

	Rodman L. Drake	☐	☐	☐

	2. Proposal to amend Amended and Restated Certificate of Incorporation to eliminate the classification of the Board of Directors beginning with the 2009 annual meeting.	☐	☐	☐

	3. Advisory (non-binding) vote on executive compensation.	☐	☐	☐

	4. Proposal to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending April 30, 2009.	☐	☐	☐

Whether or not you plan to attend the 2008 Annual Meeting of Stockholders (the “Meeting”), you can ensure your shares are represented at the Meeting by promptly completing, dating, signing and returning your proxy to American Stock Transfer and Trust Company in the enclosed postage-paid envelope. We urge you to return your proxy as soon as possible. Thank you for your attention to this important matter.

You can view the Annual Report and Proxy Statement on the internet at www.jacksonhewitt.com/proxymaterials
MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¡	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¡